UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.                )

Filed by the registrant  ☒                               Filed by a Party other than the registrant  ☐

Check the appropriate box:

☒	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-12

RYAN SPECIALTY GROUP HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

RYAN SPECIALTY

2022

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

April 26, 2022

Dear Fellow stockholders,

I am pleased to provide you with Ryan Specialty’s 2022 Proxy Statement, which is our first as a publicly traded company. After more than 60 years in the insurance business, I remain captivated by this incredible industry that is part of the fabric of all of our lives. Specialty insurance, in particular, provides boundless opportunity for creativity and entrepreneurism while playing a critical role in facilitating global commerce.

2021 was a banner year for Ryan Specialty. We again demonstrated why Ryan Specialty is the preeminent specialty insurance intermediary and a destination of choice for the industry’s top talent. To highlight a few of our many accomplishments, we completed a highly successful initial public offering, completed all significant aspects of the integration of All Risks and made great progress on strengthening the depth and breadth of our services and product offerings. This success is a testament to our winning culture, differentiated distribution platform, depth of talent, and the tireless efforts of our entire team to execute for our clients and trading partners. Our strong results this past year position us well for sustained and profitable growth in 2022 and beyond.

All three of our specialties and their teams performed remarkably well during 2021.

We continued to generate impressive growth in our Wholesale Brokerage specialty, driven by strength across all Property, Casualty and Professional Liability lines of business.

Our Binding Authority specialty also generated impressive growth, and we are very excited about the opportunity for further expansion. We have diligently built a scaled Binding Authority operation complete with broad distribution, underwriting expertise, and carrier capacity. This platform positions us well to take a leading position in the consolidation of the highly fragmented delegated authority market, facilitating our goal of building the industry’s first truly 50-state binding authority operation.

Furthermore, our Underwriting Management specialty completed a strong 2021. We see multiple growth avenues ahead and are prepared to invest in this specialty in 2022 and beyond to take advantage of these opportunities, especially through de novo formations.

In addition to the organic growth of our specialties, our M&A pipeline remains robust with potential opportunities across our business. As we have said often, we believe today’s acquisition is tomorrow’s organic growth, and we remain highly focused on strategic acquisitions that are a cultural fit and align with our economic and operational goals.

Toward the end of 2021, we completed two highly complementary acquisitions – Crouse & Associates and Keystone Risk Partners – that exemplify our disciplined approach to M&A. Crouse’s expertise in transportation and Keystone’s alternative risk capabilities considerably boost our strength and geographic footprint in those arenas. As we have always done, we remain disciplined and opportunistic in our search for potential acquisition partners that are aligned with our goals, culture, values, and expectations for organic growth.

This past year also further validated the scalability of our platform. By continuing to make investments in people and infrastructure ahead of growth, we believe we will continue to have the opportunity to realize margin expansion over the long term.

Select Achievements for 2021

•	We successfully completed our initial public offering.

•	Total reported revenue increased $414.5 million, or 40.7%, to $1.4 billion from $1.0 billion in 2020 driven by the inclusion of All Risks and exemplary organic growth.

•	Wholesale Brokerage revenue grew $258.9 million, or 38.5%, to $932.0 million, from $673.1 million in 2020.

•	Binding Authority revenue increased $64.8 million, or 44.7%, to $209.6 million, compared to $144.8 million in the prior year.

•	Underwriting Management revenue increased $91.8 million, or 46.2%, to $290.6 million, compared to $198.8 million in 2020.

We ended 2021 in the strongest position in our history and believe that we are well positioned to capitalize on the opportunities presented in 2022 and beyond. Ryan Specialty remains the destination of choice for top talent, as evidenced by our 97% producer retention, and we intend to significantly enhance the strength and depth of our bench this year, including onboarding the largest number of experienced broker hires in our history, and a record matriculation in our new graduate program – Ryan Specialty University.

As we enter 2022, the Excess and Surplus (E&S) insurance market continues to expand faster than the Admitted market. Pricing remains robust and, more significantly, we continue to see strong tailwinds from increased flow into the E&S distribution channel as the world becomes increasingly riskier and more complex. As we’ve highlighted in the past, our business and our operating model are built to outperform in any environment, and we are well positioned to capitalize on the increased need and demand for specialty insurance solutions.

Looking ahead, Ryan Specialty continues to deliver on our promise to enhance diversity within our firm and throughout the insurance industry. We remain committed to building and sustaining a diverse workforce reflective of society where differences are considered corporate assets, as bringing together varied backgrounds and perspectives better serves our clients, trading partners and communities. We formed a Diversity, Equity, and Inclusion Council, collaborated with several educational institutions, nonprofit and community organizations to support and develop a diverse talent pipeline and have engaged a Diversity, Equity & Inclusion consultant to further our progress. I invite you to read more about these very important efforts in our 2022 Proxy Statement.

I remain extremely proud of the unique culture we have built at Ryan Specialty – one of empowerment, innovation, integrity, and inclusion – which is paramount to our long-term continued success. Finally, I want to acknowledge the dedicated support of our exceptional team members, trading partners and clients; it is because of them that this magnificent journey is possible.

The future is bright for Ryan Specialty, and I hope that you share in my excitement about where we are headed as our story continues to be written.

Respectfully yours,

Patrick G. Ryan

Founder, Chairman & CEO

NOTICE OF 2022 ANNUAL MEETING

OF STOCKHOLDERS AND PROXY STATEMENT

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Ryan Specialty Group Holdings, Inc. (the “Company”) on:

DATE:	Tuesday, June 7, 2022.

TIME:	12:00 p.m. Eastern Time.

PLACE:	The meeting will be a virtual-only meeting, conducted exclusively via webcast at www.proxydocs.com/RYAN. There will not be a physical location for the meeting, and you will not be able to attend the meeting in person. Stockholders will be able to attend, vote, and submit questions (both before, and during a portion of the meeting) virtually.

RECORD DATE:	April 11, 2022 (“Record Date”).

WHO CAN VOTE:	Stockholders of record on the Record Date.

WHO CAN ATTEND:	All stockholders are invited to attend the virtual Annual Meeting. To attend the meeting at www.proxydocs.com/RYAN, you must enter the control number on your Notice of Internet Availability of Proxy Materials, Proxy Card or voting instruction form. The virtual meeting room will open at 11:45 a.m. Eastern Time.

DATE OF MAILING:	A Notice of how to access the Proxy Statement and 2021 Annual Report to Stockholders, and form of proxy are first being sent to stockholders on or about April [26], 2022.

Continuing our goal to protect our stockholders, directors and colleagues during the COVID-19 pandemic, please note that there is no in-person annual meeting for you to attend. Stockholders will be able to listen, vote and submit questions from any remote location with Internet connectivity. Information on how to participate in the virtual Annual Meeting begins on page 4 of this Proxy Statement.

Items of Business to be Conducted:

1.	To elect the four Class I director nominees described in the accompanying Proxy Statement to serve as directors for a three-year term, as recommended by our Board of Directors (“Board”);

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm (“Deloitte”) for the fiscal year ending December 31, 2022;

3.	To approve, by a non-binding advisory vote, the compensation of our named executive officers (i.e., “say-on-pay proposal”);

4.	To approve, by a non-binding advisory vote, the frequency of holding a stockholder vote on the compensation of our named executive officers (i.e., “say-on-pay frequency”);

5.

To approve, by a non-binding advisory vote, the retention of the supermajority voting standards set forth in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws;

6.	To approve, by a non-binding advisory vote, the retention of the classified structure of the Company’s Board; and

7.	To conduct any other business that may properly come before the meeting.

YOUR VOTE IS VERY IMPORTANT

If you were a stockholder at the close of business on the Record Date (i.e., April 11, 2022), you are eligible to vote at this year’s Annual Meeting. Regardless of whether you plan to attend the virtual Annual Meeting, your vote is very important. We urge you to participate in the election of our directors and in deciding the other items on the agenda for the Annual Meeting.

In light of the ongoing COVID-19 pandemic, stockholders are strongly encouraged to vote their shares by proxy in advance of the Annual Meeting. Stockholders who wish to attend the Annual Meeting virtually may do so via webcast at www.proxydocs.com/RYAN, as further described on page 4 of the Proxy Statement. Please note that attending the Annual Meeting virtually will not necessarily allow you to vote at the Annual Meeting. Accordingly, we strongly advise you to vote in advance by one of the methods described on page 5 of the Proxy Statement.

All holders of Class A common stock, $0.001 par value per share, and Class B common stock, $0.001 par value per share, at the close of business on the Record Date can vote. A stockholder of record entitled to attend and vote at the Annual Meeting may appoint one or more proxies to attend, speak and vote on their behalf by any of the procedures set out on page 5 of the Proxy Statement. A proxy holder need not be a stockholder of record.

We will provide access to our proxy materials via the Internet at www.proxydocs.com/RYAN rather than in hard copy. We will mail a notice containing instructions on how to access this Proxy Statement and our Annual Report on or about April [26], 2022 to all stockholders entitled to vote at the Annual Meeting. Stockholders who prefer a paper copy of the proxy materials may request one on or before May 30, 2022 by following the instructions provided in the notice we will send.

Only stockholders that owned Class A common stock or Class B common stock at the close of business on the Record Date are entitled to notice. A list of our stockholders of record will be available at our principal executive offices, Two Prudential Plaza, 180 North Stetson Ave., Suite 4600, Chicago, Illinois 60601 for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to June 7, 2022 and will be available online during the Annual Meeting. Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the Proxy Card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend online.

Our Board recommends that you vote:

Proposals	Board Recommendation	Page Reference

1. Election of four Class I Directors	FOR each nominee	16

2. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	26

3. Advisory (non-binding) vote to approve executive compensation	FOR	29

4. Advisory (non-binding) vote to approve the frequency of future (non-binding) advisory votes on executive compensation	ONE YEAR	48

5. Advisory (non-binding) vote to retain the supermajority voting standards set forth in the Company’s Amended and Restated Certificate of Incorporation Charter and Restated Bylaws	FOR	49

6. Advisory (non-binding) vote to retain the classified structure of the Board	FOR	52

By Order of the Board of Directors,

Mark S. Katz

Corporate Secretary

Chicago, Illinois

April [26], 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING

The Board of Directors (the “Board”) of Ryan Specialty Group Holdings, Inc. is soliciting your proxy to vote at our 2022 Annual Meeting of Stockholders to be held on June 7, 2022, at 12:00 p.m. Eastern Time in a virtual-only meeting online at www.proxydocs.com/RYAN, and any adjournment or postponement of that meeting (the “Annual Meeting”). This Proxy Statement is dated as of April [26], 2022. As used in this Proxy Statement henceforward, unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” the “Registrant,” “Ryan Specialty,” “we,” “us” and “our” refer to Ryan Specialty Group Holdings, Inc., a Delaware corporation.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names as of the Record Date, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record as of April 11, 2022 (the “Record Date”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Materials, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail or e-mail may be found in the Notice of Internet Availability of Materials and on the website referred to in the Notice of Internet Availability of Materials, including an option to request paper copies on an ongoing basis. We are making this Proxy Statement available on the Internet on or about April [26], 2022 and are mailing the Notice of Internet Availability of Materials to all stockholders entitled to vote at the Annual Meeting on or about April [26], 2022. We intend to mail or e-mail this Proxy Statement, together with a Proxy Card, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail or e-mail, within three business days of such request.

The Company has two classes of voting securities, Class A common stock, $0.01 par value per share (“Class A common stock”), and Class B common stock, $0.01 par value per share (“Class B common stock,” and, collectively, the “common stock”). Holders of Class A common stock are entitled to one vote per share on all matters submitted to a vote of the Company’s stockholders and the holders of Class B common stock are entitled to ten votes per share on all matters submitted to a vote of the Company’s stockholders. As of the Record Date, there were 259,148,398 shares of common stock outstanding consisting of 110,275,625 shares of Class A common stock and 148,872,773 shares of class B common stock. We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present virtually or represented by proxy, to hold the Annual Meeting.

The Company’s Annual Report, which contains financial statements for fiscal year 2021 (the “Annual Report”), accompanies this Proxy Statement. Stockholders that receive the Notice of Internet Availability of Materials can access this Proxy Statement and the Annual Report at the website referred to in the Notice of Internet Availability of Materials. The Annual Report and this Proxy Statement are also available on the “SEC Filings” section of our investor relations website at https//ir.ryansg.com and at the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. Please note that the information on our website is not part of this Proxy Statement. You also may obtain a copy of Ryan Specialty’s Proxy Statement and Annual Report, without charge, by writing to our Investor Relations department at ir@ryansg.com.

2022 Proxy Statement 1

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Q: Why did I receive these materials?

The Board of Ryan Specialty is soliciting your proxy to vote at our Annual Meeting (or at any postponement or adjournment of the meeting). Stockholders who own shares of our common stock as of the Record Date are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they provide important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Ryan Specialty.

Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by SEC rules, we are making this Proxy Statement and our Annual Report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in this Proxy Statement and Annual Report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the notice.

Householding. The SEC’s rules permit us to print an individual’s multiple accounts on a single notice or set of Annual Meeting materials. To take advantage of this opportunity, we have summarized on one notice or set of Annual Meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or Annual Meeting materials, as requested, to any stockholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or Annual Meeting materials, contact our Investor Relations department at ir@RyanSG.com. A number of brokerage firms have instituted householding. They will have their own procedures for stockholders who wish to receive individual copies of the proxy materials.

Q: Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 259,148,398 shares of common stock outstanding consisting of 110,275,625 shares of Class A common stock and 148,872,773 shares of Class B common stock.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC (“AST”), then you are a stockholder of record. As a stockholder of record, you may: vote virtually at the Annual Meeting; vote by proxy on the Internet or by telephone; or vote by signing and returning a Proxy Card, if you request and receive one. Regardless of whether you plan to attend the virtual Annual Meeting, to ensure your vote is counted, we urge you to vote by proxy on the Internet as instructed in the Notice of Internet Availability of Materials, by telephone as instructed on the website referred to in the Notice of Internet Availability of Materials, or (if you request and receive a Proxy Card by mail or e-mail) by signing, dating and returning the Proxy Card sent to you or by following the instructions on such Proxy Card to vote on the Internet or by telephone.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual Annual Meeting, unless you request and obtain a legal proxy from your broker or other agent who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

2022 Proxy Statement 2

Q: What am I being asked to vote on?

You are being asked to vote on six proposals:

Proposal No. 1: the election of four Class I directors to hold office until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified;

Proposal No. 2: the ratification of the selection, by the Audit Committee of our Board, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022;

Proposal No. 3: the non-binding advisory approval of the compensation of our named executive officers;

Proposal No. 4: the non-binding advisory approval on the frequency of holding a stockholder vote on the compensation of our named executive officers every one, two or three years;

Proposal No. 5: the non-binding advisory approval to retain the supermajority voting requirements set forth in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) and the Amended and Restated Bylaws (“Bylaws”); and

Proposal No. 6: the non-binding advisory approval to retain the classified structure of the Board.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

Q: How does the Board recommend I vote on the Proposals?

The Board recommends that you vote:

•	FOR each of the four director nominees;

•	FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm;

•	FOR the non-binding advisory approval of the compensation of our named executive officers;

•	FOR every ONE YEAR as the frequency of future non-binding advisory votes to approve the compensation of our named executive officers;

•	FOR the non-binding advisory approval to retain the supermajority voting standards set forth in the Certificate and Bylaws; and

•	FOR the non-binding advisory approval to retain the classified structure of the Board.

Q: Who can attend the Annual Meeting?

The Annual Meeting is being held as a virtual only meeting this year. If you are a stockholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.proxydocs.com/RYAN and providing your control number. This number is included in the notice or on your Proxy Card.

If you are a stockholder holding your shares in “street name” as of the Record Date, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee. You may not vote your shares via the Internet at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer or other nominee holder. If you were not a stockholder as of the Record Date, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.

If you have questions, you may type them into the dialog box provided at any point during the Annual Meeting (until the floor is closed to questions). The audio broadcast of the Annual Meeting will be archived on the Company’s website for at least one year at www.ryansg.com.

Recording of the Annual Meeting will not be permitted.

Q: Why is the Annual Meeting virtual only?

In light of the environment surrounding the coronavirus, or COVID-19, this year’s Annual Meeting will be conducted virtually, via live video webcast. Protecting the health and well-being of the attendees (employees, stockholders and the general public) and facilitating access to the Annual Meeting as the pandemic persists are among our top priorities.

2022 Proxy Statement 3

Q: How do I vote?

•	For Proposal 1, you may either vote “For,” or choose that your vote be “Withheld” from, any of the nominees to the Board.

•	For Proposal 2, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

•	For Proposal 3, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

•	For Proposal 4, you may either vote for every "One Year," "Two Years" or "Three Years," or “Abstain” from voting.

•	For Proposal 5, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

•	For Proposal 6, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof. The procedures for voting, depending on whether you are a stockholder of record or a beneficial owner, are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in any of the following manners:

•	To personally vote during the annual meeting prior to the close of the polls, log into the virtual Annual Meeting and follow the instructions on how to vote at the virtual annual meeting.

•

To vote over the Internet prior to and during the Annual Meeting, follow the instructions provided on the Notice of Internet Availability of Materials or on the Proxy Card that you request and receive by mail or e-mail. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•

To vote by telephone, call the toll-free number found on the Proxy Card you request and receive by mail or e-mail, or the toll-free number that you can find on the website referred to on the Notice of Internet Availability of Materials.

•

To vote by mail, complete, sign and date the Proxy Card you request and receive by mail or e-mail and return it promptly. As long as your signed Proxy Card is received prior to the Annual Meeting, we will vote your shares as you direct.

Regardless of whether you plan to attend the virtual Annual Meeting, we urge you to vote by proxy by mail, Internet or telephone to ensure your vote is counted. Even if you have submitted your vote before the Annual Meeting, you may still attend the virtual Annual Meeting and vote during the Annual Meeting. In such case, your previously submitted vote will be disregarded.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization, rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted or follow the instructions to submit your vote by the Internet or telephone, if those instructions provide for Internet and telephone voting. To vote during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Q: Who counts the votes?

Mediant Communication, Inc. (“Mediant”) has been engaged as our independent agent to tabulate stockholder votes, also known as the Inspector of Election. If you are a stockholder of record, and you choose to vote over the Internet prior to the Annual Meeting or by telephone, Mediant will access and tabulate your vote electronically, and if you request and receive proxy materials via mail or e-mail and choose to sign and mail your Proxy Card, your executed Proxy Card is returned directly to Mediant for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name”) returns one Proxy Card to Mediant on behalf of all its clients.

2022 Proxy Statement 4

Q: How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting. For Proposal 1, the Inspector of Election will separately count “For” and “Withheld” votes and broker non-votes for each nominee. For Proposals 2, 3, 5 and 6, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. For Proposal 4, the Inspector of Election will separately count “One Year”, “Two Years” and “Three Years,” abstentions and broker non-votes. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes?” and “Which ballot measures are considered “routine” and “non-routine?”

Q: What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals. Under recently adopted New York Stock Exchange (“NYSE”) rules, abstentions will be treated in accordance with our Bylaws and Delaware state law.

Q: Which ballot measures are considered “routine” or “non-routine”?

The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal 2) is considered routine under applicable law. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1), the non-binding approval of the compensation of our named executive officers (Proposal 3), the non-binding vote of the frequency of votes for the non-binding approval of the compensation of our named executive officers (Proposal 4), the non-binding approval to retain the supermajority voting standards set forth in the Certificate and Bylaws (Proposal 5) and the non-binding approval to retain the classified structure of our Board (Proposal 6) are considered non-routine under applicable law. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 3 through 6.

Q: How many votes are needed to approve the proposal?

With respect to Proposal 1, Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the virtual Annual Meeting and entitled to vote. This means that the four nominees receiving the highest number of votes at the virtual Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. ”Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees.

With respect to Proposal 2, the affirmative vote of the majority of voting power of shares present or represented by proxy at the virtual Annual Meeting and entitled to vote is required for approval. Votes to “Abstain” are treated as cast “Against” this proposal. We do not expect there to be any broker non-votes with respect to Proposal Two.

With respect to Proposal 3, the affirmative vote of the majority of voting power of shares present or represented by proxy at the virtual Annual Meeting and entitled to vote is required for approval. Votes to “Abstain” are treated as cast “Against” this proposal and broker non-votes will have no effect on the vote for this proposal.

With respect to Proposal 4, stockholders may choose among four choices, “one year,” “two years,” “three years” and “Abstain” at the virtual Annual Meeting. Approval of the frequency of the advisory (non-binding) vote on named executive officer compensation requires a favorable vote of the majority of voting power of the shares present at the meeting or represented by proxy at the Annual Meeting and entitled to vote. However, if no choice receives a majority of the vote cast, then the choice of frequency that receives the highest number of votes will be considered the preference of our stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote for this proposal.

2022 Proxy Statement 5

With respect to Proposal 5, the affirmative vote of the majority of voting power of shares present or represented by proxy at the virtual Annual Meeting and entitled to vote is required for approval. Votes to “Abstain” are treated as cast “Against” the proposal and broker non-votes will have no effect on the vote for this proposal.

With respect to Proposal 6, the affirmative vote of the majority of voting power of shares present or represented by proxy at the virtual Annual Meeting and entitled to vote is required for approval. Votes to “Abstain” are treated as cast “Against” this proposal and broker non-votes will have no effect on the vote for this proposal.

Q: How many votes do I have?

On each matter to be voted upon, each share of Class A common stock that you own as of the Record Date has one vote and each share of Class B common stock that you own as of the Record Date has ten votes.

Q: What if I return a Proxy Card, but do not make specific choices?

If we receive a signed and dated Proxy Card that does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the four nominees for director; “For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022; “For” the non-binding approval of the compensation of our named executive officers; for every “One-Year” regarding the non-binding approval of the frequency of holding a stockholder vote on the compensation of our named executive officers; “For” the non-binding approval to retain the supermajority voting standards set forth in the Certificate and Bylaws; and “For” the non-binding approval to retain the classified structure of the Board. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using their best judgment.

Q: Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to those proxy materials received by mail or on the Internet, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q: What does it mean if I receive more than one Notice of Internet Availability of Materials or more than one set of printed materials?

If you receive more than one Notice of Internet Availability of Materials or more than one set of printed materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Materials or Proxy Card you receive via mail or e-mail upon your request, which include voting over the Internet, telephone or by signing and returning any of the Proxy Cards you request and receive.

Q: Can I change or revoke my proxy after submitting my proxy vote?

Yes. You can revoke your proxy vote at any time before the Annual Meeting by:

•	submitting a new vote on the Internet or by telephone or submitting a properly completed Proxy Card with a later date; or

•

sending a written notice that you are revoking your proxy, that is received prior to the Annual Meeting, to Ryan Specialty’s Corporate Secretary at Two Prudential Plaza, 180 North Stetson Ave., Suite 4600, Chicago, IL 60601.

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If you are the record holder of your shares, you may also revoke your proxy vote by:

•

attending the virtual Annual Meeting and personally voting during the Annual Meeting prior to the close of the polls. Simply attending the virtual Annual Meeting without voting during the meeting will not, by itself, revoke your proxy.

Q: How will voting on any business not described in this Proxy Statement be conducted?

We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares using their best judgment.

Q: What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting of stockholders. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present at the virtual Annual Meeting or are represented by proxy at the virtual Annual Meeting. On the Record Date, there were there were 110,275,625 shares of Class A common stock, with one vote each, and 148,872,773 shares of Class B common stock, with 10 votes each. Accordingly, shares representing 799,501,678 votes must be represented by stockholders present in person or by proxy at the virtual Annual Meeting to have a quorum.

If you are a stockholder of record, your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the virtual Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting, even proxy which result in a broker non-vote due to the absence of voting instructions from you. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present at the virtual Annual Meeting or represented by proxy at the Virtual Annual Meeting, may adjourn the Annual Meeting to another time or place.

Q: How can I find out the results of the voting at the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. Final voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2023 Annual Meeting?

Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in our Proxy Statement and form of proxy for our 2023 annual meeting of stockholders, to be held in 2023, must be received by us at our principal executive offices at Two Prudential Plaza, 180 North Stetson Avenue, Suite 4600, Chicago, IL 60601 no later than the close of business on [December 27, 2022]. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2023 (but not include it in our proxy materials) must provide written notice of such proposal to the Corporate Secretary at our principal executive offices no later than the close of business on March 9, 2023 and not earlier than the close of business on February 7, 2023, assuming we do not change the date of the 2023 annual meeting of stockholders by more than 30 days before or after the anniversary of the 2022 Annual Meeting. If so, we will release an updated time frame for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of our Amended and Restated Bylaws and be submitted in writing to the Corporate Secretary at our principal executive offices. To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than April 8, 2023.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is composed of twelve directors. Our Certificate provides that the authorized number of directors may be changed only by resolution of our Board. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

Board Composition

Director Nomination Agreement

In connection with the Company’s initial public offering in July of 2021 (the “IPO”), the Company entered into a Director Nomination Agreement with Patrick G. Ryan, our founder, Chairman and Chief Executive Officer and certain members of his family and various entities and trusts over which Patrick G. Ryan and his family exercise control (collectively, the “Ryan Parties”) and Onex RSG Holdings LP, a Delaware limited partnership (“Onex”) and affiliate of Onex Corporation.

The Director Nomination Agreement provides the Ryan Parties and Onex the right to nominate certain members of our Board based on the number of shares of the Company’s common stock held by the Ryan Parties and Onex, respectively. The Director Nomination Agreement provides the Ryan Parties the right to designate (in each instance, rounded up to the nearest whole number if necessary): (i) all of the nominees (with the exception of the nominee of Onex, if applicable) for election to our Board for so long as the Ryan Parties control, in the aggregate, 50% or more of the total number of shares of our common stock beneficially owned by the Ryan Parties upon completion of the IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in our capitalization (the “Original Amount”); (ii) 50% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 40%, but less than 50% of the Original Amount; (iii) 40% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 30%, but less than 40% of the Original Amount; (iv) 30% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 20%, but less than 30% of the Original Amount; and (v) 20% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 10%, but less than 20% of the Original Amount, which could result in representation on our Board that is disproportionate to the Ryan Parties’ beneficial ownership. Upon the death or disability of Patrick G. Ryan, or at such time that he is no longer on the Board or actively involved in the operations of the Company, the Ryan Parties will no longer hold the nomination rights specified in (i) through (v); however, the Ryan Parties will have the right to designate one nominee for so long as the Ryan Parties control, in the aggregate, 10% or more of the Original Amount.

Onex has the right to designate one nominee for election to our Board for so long as Onex controls more than 50% of the total number of shares of our common stock beneficially owned by Onex upon completion of the IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in our capitalization.

In addition, for so long as the Ryan Parties hold the nomination rights specified in (i) through (v), the Ryan Parties have the right to nominate the chairman of the Board. The Director Nomination Agreement also provides that the Ryan Parties and Onex may assign such rights to an affiliate. Currently, the Ryan Parties can nominate all of the nominees for the Board with the exception of the nominee of Onex, currently Robert Le Blanc. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of the Ryan Parties. See “Certain Relationships and Related Party Transactions — Director Nomination Agreement” for more details with respect to the Director Nomination Agreement.

In addition, at any time when the Ryan Parties have the right to designate at least one nominee for election to our Board, the Ryan Parties will also have the right to have one of their nominated directors hold one seat on each Board committee, subject to satisfying any applicable stock exchange rules or regulations regarding the independence of Board committee members. The Listing Standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit and compensation and governance committees be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

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Classified Board

Our Certificate provides that our Board be divided into three classes of directors, with the classes as nearly equal in number as possible. Our Certificate also provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of common stock entitled to vote thereon, voting together as a single class for so long as the Ryan Parties beneficially own 40% or more, in the aggregate, of the total number of shares of our common stock then outstanding. If the Ryan Parties’ aggregate beneficial ownership falls below 40% of the total number of shares of our common stock outstanding, then our directors may be removed only for cause upon the affirmative vote of at least 66 2/3% of the voting power of our outstanding shares of common stock entitled to vote thereon.

Nominee/Director Name	Age	Position	Director Since(1)	Current Term Expires	Director Class
Nomination for Class I Director
Henry S. Bienen	82	Director	2012	2022	I
William J. Devers	88	Director	2013	2022	I
Michael D. O’Halleran	71	Director	2018	2022	I
Timothy W. Turner	61	President and Director	2012	2022	I
Continuing Directors
Patrick G. Ryan	84	CEO and Chairman of the Board	2010	2024	III
David P. Bolger	64	Director	2012	2023	II
Michelle L. Collins	62	Director	2021	2024	III
Nicholas D. Cortezi	55	Chairman of RSG Underwriting Managers and Director	2021	2023	II
D. Cameron Findlay	62	Director	2012	2024	III
Robert Le Blanc	55	Director	2018	2023	II
Andrew J. McKenna	92	Director	2012	2023	II
John W. Rogers, Jr.	64	Director	2014	2024	III

(1)

For all directors other than Ms. Collins and Mr. Cortezi, this column reflects the date that the director joined the Board of Ryan Specialty Group, LLC prior to the Company’s IPO on July 21, 2021, when the Board of Ryan Specialty Group Holdings, Inc. was formed.

Board Leadership and Structure

The following section describes our Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. The mix of experienced independent and management directors that make up our Board, along with the independent role of our lead director and our independent board-committee composition, benefits us and our stockholders.

Director Independence; Board Mix

Our Board has an effective mix of independent and management directors. It is composed of eight independent directors, our Chief Executive Officer and Chairman, Patrick G. Ryan, our President, Timothy W. Turner, the Chairman of RSG Underwriting Managers, Nicholas D. Cortezi, and the Executive Chairman of Geneva Re and one of our senior advisors, Michael D. O’Halleran.

The NYSE Listed Company Manual requires directors to satisfy certain criteria to be deemed “independent.” The Board applies these standards in determining whether any director has a material relationship with the Company that would impair their independence, as discussed below. As required by the NYSE Listed Company Manual, the Board considers all material relevant facts and circumstances known to it in making an independence determination, from the standpoints of both the director and persons or organizations with which the director has an affiliation.

Our Board has determined that Mr. Bienen, Mr. Bolger, Ms. Collins, Mr. Devers, Mr. Findlay, Mr. Le Blanc, Mr. McKenna and Mr. Rogers meet the requirements to be independent directors. In making this determination, our Board considered the

2022 Proxy Statement 9

relationships that each such non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our common stock. Mr. Le Blanc is affiliated with Onex, which currently owns less than 5% of our total outstanding combined Class A common stock and Class B common stock. After concluding that Mr. Le Blanc’s affiliation with Onex was not a material relationship, the Board determined that Mr. Le Blanc was independent under NYSE’s general independence standards. The NYSE does not take the position that ownership of equity in our company by itself precludes the Board’s finding of independence.

Lead Director and Executive Session

Our Board has designated one of our non-employee directors, Andrew J. McKenna, as a Lead Director of our Board (the “Lead Director”). The Board believes that it is beneficial for us and our stockholders to have a Lead Director who will serve a variety of roles including presiding at the executive sessions of independent directors, and at all other meetings of the Board at which the chairman of the Board is not present, and calling an executive session of non-employee directors at any time, consistent with our Corporate Governance Guidelines.

Non-employee directors of the Board meet outside the presence of other directors in executive sessions, held in conjunction with our regular Board meetings. In addition, our non-employee directors meet in executive session at least once per year and our Lead Director presides at all such executive sessions.

The table below sets forth for each director nominee, and all continuing directors their respective ages as of the Record Date, the positions currently held with the Company (if any), the year each was first elected or appointed a director of the Company, the year their current term will expire and their current class.

Chairman and CEO

With respect to the roles of chairman and CEO, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Ryan, the founder of our Company, has been at the helm of our business since its formation and has continued as the Company’s chairman and CEO following our IPO. The Board believes that combining the roles of chairman and CEO, together with the separate, independent role of our Lead Director, is currently the most effective leadership structure because Mr. Ryan has extensive knowledge and industry leading experience in the area of insurance through his leadership at both Aon Corporation and our Company, and a strong understanding of our business as the founder of our Company in 2010. This knowledge and experience provides Mr. Ryan the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations.

Self Evaluation

Pursuant to its charter, our Compensation and Governance Committee is developing, subject to approval by the Board, and overseeing a process for an annual evaluation of the Board, its committees, individual directors and management. The Compensation and Governance Committee plans to complete this evaluation prior to the end of 2022.

As part of the annual Board self-evaluation, the Board evaluates whether the size, composition and responsibilities of our Board and its committees and our Corporate Governance Guidelines continue to be appropriate for us and our stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

Meetings and Attendance

During 2021, following our IPO in July 2021, our Board held two regularly scheduled meetings and one special meeting. Each incumbent director serving since our IPO attended at least 75% of the total number of Board meetings, and 75% of the total number of meetings of committees of which such director is a member. The Board expects, but does not require, directors, to attend the virtual Annual Meeting of Stockholders. There was no prior annual meeting of stockholders for the Board to attend.

All Board and Board committee meetings during 2021 were conducted virtually due to the COVID-19 pandemic.

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Board Committees

Our Board has an Audit Committee, a Compensation and Governance Committee and an Executive Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Governance Committee	Executive Committee
Patrick G. Ryan			Chair
Henry S. Bienen	X
David P. Bolger	Chair
Michelle L. Collins	X
Nicholas D. Cortezi			X
William J. Devers	X
D. Cameron Findlay		Chair	X
Robert Le Blanc		X
Andrew J. McKenna		X	X
Michael D. O’Halleran
John W. Rogers, Jr.		X	X
Timothy W. Turner			X

Audit Committee

Our Audit Committee is composed of Mr. Bienen, Mr. Bolger, Ms. Collins and Mr. Devers, with Mr. Bolger serving as chairperson of the committee. The Board has determined that all of the members of the Audit Committee are independent directors and meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Our Board has determined that all members of our Audit Committee are “financially literate” under the applicable listing standards of the NYSE and that Mr. Bolger is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of the NYSE. Since our IPO in July 2021, the Audit Committee held two regularly scheduled meetings and one special meeting in 2021. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	discussing on a periodic basis, or as appropriate, with management, our policies, programs and controls with respect to risk assessment and risk management;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviewing and discussing with management our earnings releases and scripts;

•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•	monitoring and assessing the performance of the Company’s internal audit function, reviewing the scope and results of the internal audit;

•	reviewing management’s report on its assessment of the effectiveness of internal control over financial reporting and any changes thereto;

•	reviewing the adequacy of our internal control over financial reporting;

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•	establishing policies and procedures for the receipt, retention, follow-up and resolution of accounting, internal controls or auditing matters, complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

•	reviewing and assessing annually treasury functions including cash management processes;

•	investigating any matters received, and reporting to the Board periodically, with respect to ethics issues, complaints and associated investigations;

•	reviewing the Audit Committee charter and the committee’s performance at least annually;

•	consulting with management to establish procedures and internal controls relating to cybersecurity; and

•	reviewing all related party transactions for potential conflict of interest situations and approving or ratifying all such transactions.

Our Audit Committee charter is available on our website at ryansg.com. To access the charter, go to our website, click on the “Investors” tab and then click on “Governance/Governance Documents” to download or view the charter.

Compensation and Governance Committee

Our Compensation and Governance Committee is composed of Mr. Findlay, Mr. Le Blanc, Mr. McKenna and Mr. Rogers, with Mr. Findlay serving as chairperson of the committee. The Board has determined that all of the members of the Compensation and Governance Committee are independent directors and meet the independence requirements of the applicable Listing Standards of the NYSE. Since our IPO in July 2021, the Compensation and Governance Committee held two regularly scheduled meetings in 2021. The Compensation and Governance Committee’s responsibilities include:

•	developing and recommending to our Board best practices and corporate governance principles;

•	developing and recommending to our Board a set of corporate governance guidelines;

•	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board;

•	developing and recommending to our Board criteria for Board and committee membership;

•

subject to the rights of the Ryan Parties and Onex under the Director Nomination Agreement as described in “Certain Relationships and Related Party Transactions — Director Nomination Agreement,” identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

•	assisting our Board with orientation and continuing education of directors;

•	overseeing the annual evaluations of our Board and our Board committees;

•	establishing and overseeing the Company’s succession, leadership and talent development planning and process;

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining and approving the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation and Governance Committee;

•	conducting the independence assessment outlined in NYSE rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation and Governance Committee;

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•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing standards of the NYSE;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans, including any equity incentive plans;

•	reviewing and making recommendations to our Board with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Our Compensation and Governance Committee charter is available on our website at ryansg.com. To access the charter, go to our website, click on the “Investors” tab and then click on “Governance/Governance Documents” to download or view the charter.

Executive Committee

Our Executive Committee is composed of Mr. Cortezi, Mr. Findlay, Mr. McKenna, and Mr. Rogers, Mr. Ryan and Mr. Turner, with Mr. Ryan serving as chairperson of the committee. During intervals between meetings of the Board, the Executive Committee has and may exercise the power and authority of the Board in directing the management of the business and affairs of the Company, including but not limited to the power and authority to declare dividends, except as may be limited by applicable law, our Certificate, Bylaws or by resolution of the Board.

Risk Oversight

The Board’s role regarding enterprise risk oversight is delegated to the Audit Committee. Pursuant to its charter, our Audit Committee is responsible for establishing and maintaining our enterprise risk management process. Taking into consideration the allocation of responsibility for risk oversight to the other committees of the Board, the Audit Committee is responsible for reviewing and discussing with management, on a periodic basis or as appropriate, the risks faced by us and guidelines and processes by which management assesses and manages our risks, including our major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is also responsible for consulting with management to establish procedures and internal controls relating to cybersecurity. As we are a new public company, our Audit Committee is continuing to work with management to implement these processes.

The Compensation and Governance Committee reviews our compensation risk assessment. For more information, please see “Executive Compensation: Compensation Discussion and Analysis — Compensation Decision Process and Methodology.”

Stockholder Recommendations for Director Nominees

The Compensation and Governance Committee will consider stockholder nominations for membership on the Board that conform to the requirements of our Bylaws. For the 2023 annual meeting, nominations may be submitted to Ryan Specialty Group Holdings, Inc., Two Prudential Plaza, 180 N Stetson Ave., Suite 4600, Chicago, IL 60601, Attn: General Counsel and Secretary, and such nominations will then be forwarded to the chairperson of the Compensation and Governance Committee. Recommendations must be in writing, and we must receive the recommendation no later than March 9, 2023, and not earlier than February 7, 2023. Recommendations must also include certain other procedural requirements as specified in our Bylaws.

When filling a vacancy on the Board, the Compensation and Governance Committee identifies the desired skills and experience of a new director and, subject to the Director Nomination Agreement, nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Compensation and Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Compensation and Governance Committee charter, and the same process is used for all candidates, including candidates recommended by stockholders.

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Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Board Matrix

Each director possesses certain personal qualities and attributes that we believe are essential for the proper functioning of the Board to fulfill its duties to our stockholders. The following matrix provides information regarding each nominee for election as a director and each continuing director, including certain types of experiences and skills that the Board has determined are important. The matrix does not encompass all the experiences and skills of our directors, and the fact that a particular experience or skill is not listed does not mean that a director does not possess it. In addition, the director biographies below include a non-exhaustive list of other key experiences and qualifications that further qualify the individual to serve on our Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for us and our stockholders, and guide our long-term sustainable, dependable performance.

Director Name	Leadership Experience	Financial or Accounting Acumen	Industry Experience	Operational Experience	Public Company Experience

Patrick G. Ryan	✓	✓	✔	✔	✔
Henry S. Bienen	✔	✔		✔	✔
David P. Bolger	✔	✔	✔	✔	✔
Michelle L. Collins	✔	✔		✔	✔
Nicholas D. Cortezi	✔		✔	✔
William J. Devers	✔	✔		✔
D. Cameron Findlay	✔		✔	✔	✔
Robert Le Blanc	✔			✔	✔
Andrew J. McKenna	✔			✔	✔
Michael D. O’Halleran	✔		✔	✔	✔
John W. Rogers, Jr.	✔			✔	✔
Timothy W. Turner	✔		✔	✔

Governance Policies

Corporate Governance Guidelines

We have adopted a set of Corporate Governance Guidelines, which are available on our website at www.ryansg.com. To access the Corporate Governance Guidelines, go to our website, click on the “Investors” tab and then click on “Governance/Governance Documents” to download or view the Corporate Governance Guidelines.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Conduct is available on our website at www.ryansg.com. To access our Code of Conduct, go to our website, click on the “Investors” tab and then click on “Governance/Governance Documents” to download or view the code.

We intend to disclose any amendments to the code, or any waivers of its requirements, on our website. Since our IPO, we have not amended the code or waived any of its provisions.

Anti-Hedging and Anti-Pledging Policies

The Company prohibits directors and executive officers from pledging any Company shares, including by entering into margin accounts, and prohibits directors and all employees from engaging in hedging transactions with respect to ownership in the Company’s securities (including prepaid variable forward contracts, equity swaps, collars and exchange funds, except as explicitly approved by our CEO and General Counsel).

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Diversity

The Company is committed to fostering diversity within our organization and throughout the insurance industry.

We have achieved success in accomplishing gender diversity at Ryan Specialty with more than half of our workforce identifying as female, including in senior management positions. Our Board is 16.6% African American with Michelle L. Collins and John W. Rogers, Jr. serving as directors and as members of our Audit and Compensation and Governance Committees, respectively. We fully recognize, however, that we have more work to do.

In 2020, motivated in part by the events that unfolded in the aftermath of the killing of George Floyd, we formed a Diversity, Equity and Inclusion Council comprised of executive leaders and non-executive employees. The Council’s mission is to guide Ryan Specialty in further building and sustaining a diverse workforce reflective of society throughout the entirety of the organization. Our vision is of a workplace free of conscious and unconscious bias where all employees are valued and evaluated based on their performance and contributions. Differences in race, creed, color, religious beliefs, background, physical ability, gender identity or sexual orientation are considered a corporate asset by bringing together varied perspectives to better serve our clients, trading partners, and communities.

We have also engaged Korn Ferry, a recognized leader in Diversity, Equity and Inclusion consulting, to assist us with further developing our short- and long-term goals as well as the methodology for achieving those goals. We are confident that Korn Ferry’s thorough and immersive process will yield sustainable and enduring results.

With the Council’s guidance, support of the Company’s leadership and Korn Ferry’s consultation, we have supported several significant initiatives with the primary purpose of enhancing diversity within our Company and in the insurance industry. We have partnered with the Ryan Insurance Program for Success and Equal Opportunity (R.I.S.E ), established by the family of our Chairman and CEO Pat Ryan, in launching a Risk Management Program at the Historically Black College Fisk University. One objective of that program is to collaborate with others in the insurance industry in placing Fisk students in internship programs and assisting them in finding post-graduate employment in the insurance industry, including at Ryan Specialty. We have also initiated a professional development program for two inner-city high schools in Chicago, Leo High School and Providence St. Mel, with the goal of raising the awareness of their students about career opportunities in the insurance industry. We believe that through these efforts we can make a lasting impact towards attracting more diverse talent to our industry while also positively impacting the life opportunities and trajectories of these young people.

Ryan Specialty also has joined a broader insurance industry initiative as an inaugural member of the Insurance Industry Executive of Color Leadership Roundtable. The intent of the Leadership Roundtable is to seek opportunities and areas of growth to ensure that our industry is properly positioned to attract, retain and support the advancement and development of people of color in our industry and within their respective companies.

2022 Proxy Statement 15

PROPOSAL NO. 1: ELECTION OF DIRECTORS

As described below, and in accordance with the Director Nomination Agreement, the Board has nominated Henry S. Bienen, William J. Devers, Michael D. O’Halleran and Timothy W. Turner for election as Class I directors at the Annual Meeting. Messrs. Bienen, Devers, O’Halleran and Turner have each indicated their willingness to serve if elected.

Nomination of Directors

The Compensation and Governance Committee of our Board identifies, evaluates and recommends to the Board potential nominees for election to the Board, subject to the Director Nomination Agreement. In reviewing potential nominees, the Compensation and Governance Committee considers the qualifications of each potential nominee with the qualification standards set forth in its committee charter and in our Corporate Governance Guidelines. Specifically, the Compensation and Governance Committee considers, among other things, (i) each potential nominee’s past attendance and performance at Board meetings and committee meetings, if applicable, (ii) the nominee’s ability to represent all stockholders without a conflict of interest, (iii) the nominee’s ability to work in and promote a productive environment, (iv) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (v) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (vi) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (vii) the nominee’s ability to apply sound and independent business judgment, and (viii) the diverse attributes of the nominee. The Board membership criteria are set forth in our Corporate Governance Guidelines and Compensation and Governance Committee charter, copies of which are available under the tabs “Investors > Governance > Governance Documents” on our website at www.ryansq.com. After reviewing the qualifications of potential Board candidates, the Compensation and Governance Committee presents its recommendations to the Board, which selects the final director nominees, subject to the Director Nomination Agreement.

Upon the recommendation of the Compensation and Governance Committee, and subject to the Director Nomination Agreement, the Board has nominated Henry S. Bienen, William J. Devers, Michael D. O’Halleran and Timothy W. Turner for election as Class I directors. The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting. The Compensation and Governance Committee considers stockholder nominees using the same criteria set forth above. Stockholders who wish to present a potential nominee to the Compensation and Governance Committee for consideration for election at a future annual meeting of stockholders must provide the Compensation and Governance Committee with notice of the recommendation and certain information regarding the candidate as described in our Bylaws and within the time periods set forth under the caption “Advance Notice of Stockholder Business and Director Nominations.”

Pursuant to our Corporate Governance Guidelines, the Company endeavors to have a Board consisting of directors who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of the Company and its stockholders. The Compensation and Governance Committee will also consider such factors as diversity, including but not limited to differences in viewpoints, perspectives, background, education, race, creed, color, religious beliefs, physical ability, gender identity or sexual orientation, age, geography, competencies, experience and other individual qualifications and attributes. The Company is committed to considering candidates for the Board regardless of gender, race, ethnicity, national origin or other diverse attributes.

Nominees and Incumbent Directors

Subject to the Director Nomination Agreement, the Compensation and Governance Committee has recommended, and the Board has nominated, Messrs. Bienen, Devers, O’Halleran and Turner to be reelected as Class I directors at the virtual Annual Meeting.

2022 Proxy Statement 16

Class I Directors: Nominees

HENRY S. BIENEN, PH.D

Dr. Bienen has served on our Board since 2012 and is a member of the Audit Committee. Dr. Bienen served as Northwestern University’s president from 1995 through 2009 and currently serves as president emeritus of Northwestern University. He was the James S. McDonnell Distinguished University Professor and dean of the Woodrow Wilson School of Public and International Affairs at Princeton University prior to his appointment at Northwestern. Dr. Bienen is Emeritus Trustee of the Chicago Council on Global Affairs. Additionally, Dr. Bienen is on the Boards of Directors of Hedge Fund Guided Portfolio Solutions and Grosvenor Multi Strategy Funds, chairs the Advisory Committee of The Vistria Group’s Education Investments, serves as Chairman of the Board of Directors for Rasmussen College, and is a lifetime member of the Board of MetroSquash, an urban squash and education program in Chicago. Furthermore, Dr. Bienen is Chairman of the Board of the Crown Center on the Middle East Studies at Brandeis University and a member of the Board of the Lucas Museum of Narrative Art. Dr. Bienen is also a consultant for Academic Partnerships, an online project manager for regional public universities. Dr. Bienen served on the Board of Bear Stearns Companies, Inc. He earned a Bachelor of Arts from Cornell University with honors, as well as a Master of Political Science and a PhD in Political Science from the University of Chicago. We believe Dr. Bienen is qualified to serve on our Board due to his extensive experience as a director on the boards of other for-profit companies.

WILLIAM J. DEVERS

William J. Devers has served on our Board since 2013 and is a member of the Audit Committee. Since 1983, Mr. Devers has been president of Devers Group, Inc., a venture capital firm specializing in early stage investments. He also served on the Boards of Directors of the following public and private companies: Schwarz Paper Company, Wallace Computer Services, Inc., Lake Shore National Bank, Ryan Insurance Group, Click Commerce and Merge Inc. Mr. Devers has also served as a director of, or advisor to, numerous educational institutions, charities and hospitals, including the Arts and Letters Advisory Counsel of the University of Notre Dame, Catholic Charities of Chicago, Big Shoulders Fund of the Archdiocese of Chicago, Ann and Robert H. Lurie Children’s Hospital, St. Francis Hospital and Rosary College. He earned his Bachelor of Arts in Economics from Pennsylvania State University. We believe Mr. Devers is qualified to serve on our Board due to his extensive finance industry experience.

MICHAEL D. O’HALLERAN

Michael D. O’Halleran has served on our Board since 2018. Mr. O’Halleran has been Executive Chairman of Geneva Re Limited and a Senior Advisor at Ryan Specialty Group since 2019. Mr. O’Halleran was the founder, and for twenty-four years served as Executive Chairman, of Aon Re, a reinsurance brokerage and capital advisory firm. Additionally, Mr. O’Halleran was previously President and COO of Aon Corporation from 1999 to 2005. He also served on the following Boards of Directors: NuVasive, Inc., CareFusion, Inc., Cardinal Health, Inc. and Allegiance Corp. Mr. O’Halleran earned his Bachelor of Science from the University of Wisconsin - Whitewater. We believe Mr. O’Halleran is qualified to serve on our Board due to his extensive insurance industry experience.

2022 Proxy Statement 17

TIMOTHY W. TURNER

Timothy W. Turner has served as our President since March 2021, as the Chairman and CEO of RT Specialty since RT’s founding in 2010 and has been a member of our Board of Directors since 2012. Mr. Turner is a member of our Executive Committee. Prior to co-founding RT Specialty, Mr. Turner was with CRC Insurance Services, Inc. (“CRC”) for 10 years and was President of CRC at the time of his departure. Prior to CRC, Mr. Turner worked for the Crump Group and was named President of its Chicago Office. Mr. Turner began his insurance career as a casualty broker with A.J. Renner & Associates in 1987. He has received a number of awards, and in 2020, one of the insurance industry’s most respected media outlets, the Insurance Insider, named Mr. Turner the Distribution Leader of the Year, honoring him as the year’s most influential and outstanding individual in insurance distribution. In 2019, Mr. Turner received the prestigious Insurance Industry “Good Scout” Award from the Boy Scouts of America, Greater New York Councils. Additionally, Mr. Turner received the 2021 Spirit of Life Award from the City of Hope, National Insurance Industry Counsel. Before joining the insurance industry, Mr. Turner graduated from the Detroit Police Academy, served on the Wayne County SWAT Team, and was an undercover narcotics officer with the Narcotics Cocaine Task Force with the Michigan State Police. Mr. Turner earned a Bachelor of Science in Criminal Justice from Madonna University. We believe that Mr. Turner’s extensive and industry-leading experience in the area of insurance and his insight into our business as our President and the Chairman and CEO of RT Specialty qualifies him to serve on our Board.

Class II Directors: Continuing in Office Until 2023

DAVID P. BOLGER

David P. Bolger has served on our Board since 2012 and is the chairman of the Audit Committee. Mr. Bolger served as Chief Operating Officer of Chicago 2016, the effort to bring the 2016 Olympic and Paralympic Games to Chicago. From 2004 to 2019, Mr. Bolger served on the Board of Directors of MB Financial, Inc. From 2003 to 2008, he served as Executive Vice President and Chief Financial Officer of Aon Corporation. Prior to joining Aon, Mr. Bolger served in multiple executive positions at Bank One Corporation and its predecessor companies. He earned a Bachelor of Science in Accounting and Finance from Marquette University and a Master of Management from Northwestern University Kellogg School of Management. We believe Mr. Bolger is qualified to serve on our Board due to his extensive insurance industry, accounting and finance experience.

NICHOLAS D. CORTEZI

Nicholas D. Cortezi has served on our Board since our IPO in July 2021 and as the Chairman RSG Underwriting Managers since September 2020. Mr. Cortezi is a member of our Executive Committee. In 1987, Mr. Cortezi joined All Risks and was promoted to CEO in 1999. He served as CEO of All Risks until its merger with Ryan Specialty in September 2020. Mr. Cortezi has served on the Boards of the Independent Insurance Agents of Baltimore, Independent Insurance Agents of Maryland, the National Association of Surplus Lines Offices (“NAPSLO”) (now known as the Wholesale & Specialty Insurance Association (“WSIA”)) and was President of NAPSLO between 2002 and 2003. Mr. Cortezi earned a Bachelor of Arts in International Relations and a Masters in International Public Policy from Johns Hopkins University. We believe that Mr. Cortezi’s extensive and industry-leading experience in the area of insurance and his insight into our business as our Chairman of RSG Underwriting Managers qualifies him to serve on our Board.

2022 Proxy Statement 18

ROBERT (BOBBY) LE BLANC

Robert (Bobby) Le Blanc has served on our Board since 2018 and is a member of the Compensation and Governance Committee. Mr. Le Blanc joined Onex in 1999 and currently serves as its President and the head of Onex Partners, its large-cap private equity platform. Prior to joining Onex, Mr. Le Blanc worked for Berkshire Hathaway and General Electric. He earned his Bachelor of Science from Bucknell University and his Master of Business Administration from New York University. We believe Mr. Le Blanc is qualified to serve on our Board due to his extensive insurance and finance industry experience.

ANDREW J. MCKENNA

Andrew J. McKenna has served on our Board since 2012 and is our Lead Director and a member of both the Compensation and Governance Committee and the Executive Committee. Mr. McKenna is the Chairman Emeritus of the Board of Directors of McDonald’s Corporation and the Chairman of Bunzl Retail Services. Mr. McKenna served on the Board of McDonald’s Corporation for 25 years, 12 as Chairman, as well as serving on the Boards of Directors of the following NYSE companies: 1st National Bank of Chicago and its successors, Tribune Company, Dane Foods, Skyline Corporation, Sargent-Welch Scientific and Aon Corporation. Mr. McKenna has served over the years on many civic, community and philanthropic boards and currently serves as a trustee of Ronald McDonald House Charities, the Museum of Science and Industry (Chairman Emeritus), and the University of Notre Dame (Chairman Emeritus). Mr. McKenna is also a director of Big Shoulders Fund of the Archdiocese of Chicago and Ann and Robert H. Lurie Children’s Hospital of Chicago, among others. Mr. McKenna earned his Bachelor of Science degree from the University of Notre Dame and a Juris Doctor from DePaul University. We believe Mr. McKenna is qualified to serve on our Board due to his extensive experience as a director on the boards of many for profit companies and as a board member and/or trustee for civic, community and philanthropic organizations.

2022 Proxy Statement 19

Class III Directors: Continuing in Office Until 2024

PATRICK G. RYAN

Patrick G. Ryan is a widely respected entrepreneur and global insurance leader who founded Ryan Specialty Group in 2010. Mr. Ryan has served as the Chairman and Chief Executive Officer of Ryan Specialty Group since its inception and is the chairperson of the Executive Committee. Prior to launching Ryan Specialty Group, Mr. Ryan founded Aon and served as its Chairman and/or CEO for 41 years. At the time of Mr. Ryan’s retirement, Aon had more than 500 offices in 120 countries, generating revenues then in excess of $7 billion. Mr. Ryan has received a number of accolades throughout his career. In 1987, Mr. Ryan received the esteemed Horatio Alger Award, which honors those who are dedicated to the principles of integrity, hard work, perseverance and compassion for others. In 2008, Mr. Ryan was inducted into the American Academy of Arts and Sciences, one of the nation’s oldest and most prestigious honorary societies and independent research centers, founded in 1780. Also in 2008, he was elected to the International Insurance Society Hall of Fame and received the Ernst and Young Entrepreneur of the Year Lifetime Achievement Award. He was named by Brigham Young University International Executive of the Year for Corporate Integrity. Other career tributes include the College of Insurance’s Insurance Leader of the Year and the Insurance Federation of New York’s Free Enterprise Award. Most recently, in July 2019, Mr. Ryan was inducted into the Automotive Hall of Fame for his contribution to the Finance and Insurance Specialists sector of the automotive industry. Mr. Ryan has been a member of Northwestern University’s Board of Trustees for 42 years, 14 years of which he served as Chairman. Mr. Ryan served on the Boards of Directors of 1st National Bank of Chicago and its successors and the Tribune Company. Mr. Ryan earned a Bachelor of Business Administration from Northwestern in 1959 and, in 2009, Northwestern awarded Mr. Ryan a Doctor of Humane Letters degree. Also in 2009, Mr. Ryan was inducted into the Northwestern Athletic Hall of Fame. Four years later in 2013, Mr. Ryan received the Northwestern Alumni Association Medal of Honor. This award is the highest award granted by the Northwestern Alumni Association to an alumnus who combines superior professional distinction and/or exemplary volunteer service to society, with an outstanding record of service to Northwestern. Mr. Ryan also served as Chairman of Chicago 2016, the effort to bring the 2016 Olympic and Paralympic Games to Chicago. We believe that Mr. Ryan’s extensive and industry leading experience in the area of insurance, his experience as the founder, Chairman and CEO of Aon Corporation, and his insight into our business as our Founder and Chief Executive Officer qualifies him to serve on our Board.

MICHELLE L. COLLINS

Michelle Collins has served on our Board since our IPO in July 2021 and is a member of the Audit Committee. Since 2007, she has served as the president of Cambium LLC, a consulting firm. Ms. Collins was co-founder of Svoboda Capital Partners, LLC and served as Managing Director from 1998 to 2006. Prior to that, Ms. Collins was a principal in the Corporate Finance Department at William Blair & Company, LLC. Since 2014, Ms. Collins has served on the Board of Ulta Beauty, Inc. She has also served on the Board of Canadian Imperial Bank of Commerce and CIBC Bancorp USA/CIBC Bank U.S. since 2017. Previously, she was a member of the mutual fund boards of Columbia Acorn and Wanger Advisors Trusts and the Boards of Directors of the following public and private companies: PrivateBankcorp, Inc., Integrys Energy Group, Inc., Molex, Inc., Bucyrus International, CDW Corporation, Coldwater Creek, Inc. McWhorter Technologies, Inc. and Health Care Service Corporation. She earned a Bachelor of Arts from Yale University and a Master of Business Administration from Harvard Business School. We believe Ms. Collins is qualified to serve on our Board due to her extensive finance industry experience and experience as a director on the boards of other for-profit companies.

2022 Proxy Statement 20

D. CAMERON FINDLAY

D. Cameron Findlay has served on our Board since 2012 and is the chairperson of the Compensation and Governance Committee and a member of the Executive Committee. Since 2013, Mr. Findlay has been the Senior Vice President, General Counsel and Secretary of Archer Daniels Midland Company. From 2009 to 2013, he was Senior Vice President and General Counsel of Medtronic, Inc., and from 2003 to 2009 he served as Executive Vice President and General Counsel of Aon Corporation. He earned his B.A. from Northwestern University, his Master of Arts (Oxon.) from Oxford University, and his Juris Doctor from Harvard Law School. We believe Mr. Findlay is qualified to serve on our Board due to his expertise in legal, compliance, and government regulatory matters and extensive insurance industry experience.

JOHN W. ROGERS, Jr.

John W. Rogers, Jr. has served on our Board since 2014 and is a member of both the Compensation and Governance Committee and the Executive Committee. He is the Founder, Chairman, Co-CEO (since 2019; from 1983-2019 he served as Chief Executive Officer) and Chief Investment Officer of Ariel Investments. Mr. Rogers is a member of the mutual fund board of Ariel Investments Trust, serves as vice chair of the Board of Trustees of the University of Chicago and as a member of the Boards of Directors of the following public companies: McDonald’s Corporation, NIKE, Inc. and The New York Times Company. From 2000 to 2019, he served on the Board of Exelon Corp. Following the election of President Barack Obama, Mr. Rogers served as co-chair for the Presidential Inaugural Committee 2009 and in 2016 he joined the Barack Obama Foundation’s Board of Directors. He earned his Bachelor of Arts from Princeton University and in 2008 was awarded Princeton University’s highest honor, the Woodrow Wilson Award, presented each year to the alumnus or alumna whose career embodies a commitment to national service. We believe Mr. Rogers is qualified to serve on our Board due to his extensive finance industry experience and experience as a director on the boards of other for-profit companies.

Vote Required

The four nominees who receive the greatest number of affirmative votes will be elected as Class I directors, to hold office until the 2025 annual meeting of stockholders and until their successors are elected and qualified, unless they resign, or their seats become vacant due to removal or death. Abstentions and broker non-votes will not affect the election of directors.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy Card or, if no direction is given, then FOR the election of the nominees named in this Proxy Statement.

The Board recommends a vote “FOR” the four Class I director nominees identified above.

2022 Proxy Statement 21

DIRECTOR COMPENSATION

The following table presents the total compensation for each person who served as a non-employee director on our Board during 2021. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense, make any equity or non-equity awards, or pay any other compensation, to any of the non-employee directors on the Board. Patrick G. Ryan, Timothy W. Turner, and Nicholas D. Cortezi, each of whom are employed by the Company, do not receive any additional compensation for their service to the Board. Robert Le Blanc has agreed to forgo any cash or equity compensation for his service to the Board inasmuch as he is the president of Onex and is appointed by Onex to sit on the Board pursuant to the Director Nomination Agreement. Michael D. O’Halleran serves as a consultant to the Company and receives $200,000 a year in consulting fees and is eligible to receive the annual equity grant in accordance with the Company’s Non-Employee Director Compensation Policy discussed below, but does not receive any additional cash payments for his service to the Board.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Henry S. Bienen	$60,000	$–	$–	$60,000
David P. Bolger	75,000	–	–	75,000
Michelle L. Collins	26,613	–	–	26,613
William J. Devers	60,000	–	–	60,000
D. Cameron Findlay	75,000	–	–	75,000
Robert Le Blanc	–	–	–	–
Andrew J. McKenna	75,000	–	–	75,000
Michael D. O’Halleran(3)	–	–	200,000	200,000
John W. Rogers, Jr.	60,000	–	–	60,000

(1)

Fees Earned or Paid in Cash for each of the Directors other than Ms. Collins and Messrs. Le Blanc and O’Halleran represent fees earned for service on (a) the Board of Managers of Ryan Specialty Group, LLC (“RSG LLC”) from January 1, 2021 through July 21, 2021, the date of the IPO, and (b) the Board of the Company from July 21, 2021 through the end of the year. The fees paid to Ms. Collins, who was elected to the Board effective July 21, 2021, represent amounts earned from July 21, 2021 through the end of the year.

(2)

No equity grants were made to the non-employee directors during 2021. On March 18, 2022, each of the non-employee directors, other than Mr. Le Blanc who has agreed to forgo compensation and Ms. Collins who joined the Board at the time of the IPO, received a grant of 4,361 restricted stock units (“RSUs”) with a grant date fair value of $150,000 as compensation for their service to the Board of Managers of RSG LLC in 2020 and prior to the IPO in 2021. The RSUs are fully vested as of the grant date and each RSU represents a right to receive one fully vested share of Class A common stock within 30 days of grant (or, if elected by the director upon the earlier of the director’s “separation from service” or a “change in control,” each as defined in the applicable award agreement).

(3)	Mr. O’Halleran did not receive any cash compensation for his services to the Board. He did receive $200,000 for his services as a consultant to the Company.

Prior to the IPO, each of our non-employee directors, other than Ms. Collins, was a member of the Board of Managers of RSG LLC and, with the exceptions noted for Mr. Le Blanc and Mr. O’Halleran, received an annual cash retainer, paid quarterly, equal to $60,000 as well as an additional annual retainer of $15,000, paid annually, for each director that served as the chairperson of one of that Board’s committees.

In conjunction with the IPO, the Company adopted a Non-Employee Director Compensation Policy that provides for an annual cash retainer equal to $75,000. Other than the chairperson of the respective Board committees, no participating committee members will receive additional compensation for their participation on such committees. In addition, a non-employee director is entitled to additional cash compensation for service as the Lead Director or as the chairperson of a committee, paid quarterly, as set forth below. Mr. O’Halleran will continue to forgo any cash compensation as a director in lieu of the consulting fees paid to him by the Company and Mr. Le Blanc will continue to forgo any cash or equity compensation for his services as a director for the reasons stated above.

2022 Proxy Statement 22

Committee/Role	Annual Retainer
Audit Committee Chair	$25,000
Compensation and Governance Committee Chair	$15,000
Lead Director	$25,000

In addition, our Non-Employee Director Compensation Policy provides that each of our non-employee directors will receive an annual grant of RSUs with a grant date fair value equal to $110,000. The RSUs will be fully vested as of the grant date and each represents a right to receive one fully vested share of Class A common stock within 30 days of grant (or, at the election of the director, upon the earlier of the director’s “separation from service” or a “change in control,” each as defined in the applicable award agreement). The grants will be made annually on the date of the Company’s annual meeting of stockholders that is expected to occur in the second quarter of each year. The grants will be compensation for the prior year of service. We expect to grant each of our non-employee directors, with the exception of Mr. Le Blanc, their annual equity grant for compensation for the approximately twelve months of service, from the IPO through the Annual Meeting, on the date of the Annual Meeting. Should any director not serve for the full annual period covered by the grant, the grant will be pro-rated.

Stock Ownership Guidelines

The Company has non-employee director stock ownership guidelines, under which the Company’s non-employee directors are expected to accumulate Company stock, with a value equivalent to five times their annual cash retainer, within five years of the adoption of the requirement or within five years of a director joining the Board. If a non-employee director does not hold sufficient shares of the Company’s stock to meet the guideline requirements, they will then be required to hold 100% of their current Company stock plus any future grants until they have met the requirement.

The guidelines were adopted on April, 21, 2021 such that each non-employee director serving at that time has until April 21, 2026 to meet the guidelines. Accordingly, all of our directors are currently in compliance with the guidelines.

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EXECUTIVE OFFICERS

Below is a list of the names, ages as of the Record Date, positions, and brief accounts of the business experience of our executive officers.

Name	Age	Position
Patrick G. Ryan	84	Chief Executive Officer and Chairman of the Board of Directors
Jeremiah R. Bickham	36	Executive Vice President and Chief Financial Officer
Nicholas D. Cortezi	55	Chairman of RSG Underwriting Managers and Director
Mark S. Katz	53	Executive Vice President, General Counsel and Corporate Secretary
Brendan M. Mulshine	56	Executive Vice President and Chief Revenue Officer
Lisa J. Paschal	60	Senior Vice President and Chief Human Resources Officer
Timothy W. Turner	61	President and Director
Michael T. VanAcker	36	Executive Vice President and Chief Operating Officer

Patrick G. Ryan — See biography under “Proposal No. 1 Election of Directors — Class III Directors: Continuing in Office Until 2024.”

Jeremiah R. Bickham has served as our Executive Vice President and Chief Financial Officer since March 2021. He joined Ryan Specialty in 2011 and previously served as our Treasurer and Head of Corporate Development. Prior to joining Ryan Specialty, Mr. Bickham worked at KPMG, LLP as a research analyst and auditor from 2009 through 2011. He earned a Bachelor of Business Administration and a Master of Professional Accounting from the University of Texas at Austin, as well as a Master of Business Administration from Northwestern University’s Kellogg School of Management. Mr. Bickham also is a Certified Public Accountant.

Nicholas D. Cortezi — see biography under “Proposal No. 1 Election of Directors — Class II Directors: Continuing in Office Until 2023.”

Mark S. Katz has served as our Executive Vice President, General Counsel and Corporate Secretary since March 2020 after first joining Ryan Specialty in 2019 as Counsel for Insurance Services. Prior to joining Ryan Specialty, Mr. Katz practiced law with boutique Manhattan-based insurance litigation firm Mound Cotton Wollan & Greengrass LLP from 1993 through 2018, litigating complex insurance coverage disputes throughout the United States. He was a partner with the firm from 2002 through 2018 and served as the firm’s Administrative Partner and on its hiring and compensation committees for numerous years. Mr. Katz earned his Bachelor of Arts from Syracuse University, Maxwell School of Citizenship and Public Affairs in 1990 and his Juris Doctor from Hofstra University School of Law in 1993, where he was an editor of the Hofstra Law Review.

Brendan M. Mulshine has served as our Executive Vice President and Chief Revenue Officer since 2020 and previously served as our Executive Vice President and Managing Director since 2012. From 1995 to 2012, Mr. Mulshine held various leadership positions at Aon Re, working with domestic and global insurance company clients on their reinsurance capital needs. Mr. Mulshine began his career practicing law in New York City. He earned a Bachelor of Arts from Yale College, a Juris Doctor from the University of Notre Dame School of Law, and a Master of Business Administration from Northwestern University’s Kellogg School of Management.

Lisa J. Paschal has served as our Senior Vice President and Chief Human Resources Officer since 2014. From 2005 to 2014, Ms. Paschal was Senior Vice President of Human Resources with Argo Group. Ms. Paschal also was Assistant Vice President at Hartford Financial Services from 1998 to 2004, and she managed Employee Relations at Hess Oil from 1995 to 1997. Ms. Paschal practiced employment and family law in Houston, Texas. She earned a Bachelor of Education and a Master of Education from the University of Missouri—Columbia, as well as a Juris Doctor from South Texas College of Law.

Timothy W. Turner—see biography under “Proposal No. 1 Election of Directors – Class I Directors: Nominees.”

2022 Proxy Statement 24

Michael T. VanAcker has served as our Executive Vice President and Chief Operating Officer since March 2021. Previously, Mr. VanAcker served as the Chief Operating Officer of RT Specialty from 2016 to 2021, leading the financial, accounting, and operational oversight of the Wholesale Brokerage and Binding Authority specialties. He also served as RT Specialty’s Controller from 2014 to 2016. From 2011 to 2013, Mr. VanAcker served under Ryan Specialty’s Global Controller and CFO and was named Ryan Specialty’s first Director of FP&A in 2013. Before joining our Company, Mr. VanAcker was a Senior Associate in PricewaterhouseCoopers’ Assurance practice. Mr. VanAcker earned a dual degree Bachelor of Science in Finance and Accounting from the University of Illinois at Urbana-Champaign. He also is a Certified Public Accountant.

Family Relationships

Brendan M. Mulshine is married to the niece of Patrick G. Ryan.

2022 Proxy Statement 25

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022 and is seeking ratification of this selection by our stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since the fiscal year ended 2011. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP for the year ended December 31, 2021 are described below and under “Audit Committee Report.” Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and we expect that they will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The Audit Committee, however, is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that a change would be in the best interests of the Company and our stockholders.

Audit and Non-Audit Fees and Services

The following table provides information regarding the fees incurred to Deloitte & Touche LLP during the years ended December 31, 2021 and 2020. All fees described below were approved by the Audit Committee.

	Year Ended December 31,
	2021	2020
Audit Fees(1)	868,487	1,470,910
Audit Related Fees(2)	10,000	812,070
Tax Fees(3)	–	–
All Other Fees(4)	–	9,745

Total Fees	878,487	2,292,726

(1)

Audit Fees paid to Deloitte & Touche LLP for 2021 and 2020 were for professional services associated with the annual audit of our consolidated financial statements, the reviews of our quarterly consolidated financial statements and the issuance of consents and comfort letters in connection with registration statement filings with the SEC.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” Fees include the audit of the 401k plan, review of a subsidiary’s financial statements for regulatory reporting purposes, accounting consultations, and SEC-related matters.

(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning. No such services were provided by Deloitte & Touche LLP in either period.

(4)	All Other Fees include any fees billed that are not audit, audit-related or tax fees.

Audit Committee Pre-Approval Policies and Procedures

Before Deloitte & Touche LLP is engaged by the Company to render audit or non-audit services, our Audit Committee must review the terms of the proposed engagement and pre-approve the engagement. The Audit Committee may delegate authority to one or more of the members of the Audit Committee to provide these pre-approvals for audit or non-audit services, provided that the person or persons to whom authority is delegated must report the pre-approvals to the full Audit Committee at its next scheduled meeting. Audit Committee pre-approval of non-audit services (other than review and attest services) are not required if those services fall within available exceptions established by the SEC.

The Audit Committee pre-approved all audit, audit-related, tax and other services provided by Deloitte & Touche LLP for the fiscal years 2021 and 2020

2022 Proxy Statement 26

Vote Required

The affirmative vote of the majority of the voting power of the shares present or represented by proxy at the virtual Annual Meeting and entitled to vote is required for ratification. Votes to “Abstain” are treated as cast “Against” Proposal 2.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy Card or, if no direction is given, then FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

The Audit Committee and the Board recommend a vote “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

2022 Proxy Statement 27

AUDIT COMMITTEE REPORT

Since its formation in connection with our IPO in July 2021, the Audit Committee is composed of four independent directors (as defined by the NYSE listing standards). Our Audit Committee operates under a written charter, which is posted on our website at ir.ryansg.com. As provided in the charter, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed the audited financial statements for the year ended December 31, 2021 with our management;

•

discussed with our independent auditors, Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted by:

David P. Bolger (Chair)

Henry S. Bienen

Michelle Collins

William J. Devers

2022 Proxy Statement 28

PROPOSAL NO. 3:

ADVISORY (NON-BINDING) VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Recognizing that executive compensation is an important matter for our stockholders, and in accordance with SEC rules, we are asking our stockholders to approve an advisory resolution on the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement.

This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our executive compensation philosophy, policies and practices as described in this Proxy Statement. Although the voting results are not binding, the Board and the Compensation and Governance Committee will take into account the results of the vote when considering future executive compensation arrangements.

We encourage our stockholders to read the Compensation Discussion and Analysis, which immediately follows this proposal. The Compensation Discussion and Analysis describes in more detail our executive compensation program and related policies and practices and explains the decisions the Compensation and Governance Committee has made under this program and the factors considered in making those decisions. We also encourage our stockholders to review the 2021 Summary Compensation Table elsewhere in this Proxy Statement and other related compensation tables and narratives, which provide detailed information on the compensation of our named executive officers.

Accordingly, we ask our stockholders to vote “FOR” the approval, on an advisory basis, of the overall compensation of the Company’s NEOs, as disclosed in this Proxy Statement, including sections “Executive Compensation: Compensation Discussion and Analysis” and “Executive Compensation: Compensation Tables and Disclosure.”

Stockholders are required to provide a non-binding advisory vote on executive compensation every one, two or three years. The next time our stockholders will be given an opportunity to vote on a say-on-pay proposal will be determined by the Board in conjunction with the voting results from Proposal 4.

Vote Required

The affirmative vote of the majority of the voting power of the shares present or represented by proxy at the virtual Annual Meeting and entitled to vote is required for approval of the advisory (non-binding) resolution. Votes to “Abstain” are treated as cast “Against” this proposal and broker non-votes will have no effect on the vote for this proposal.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy Card or, if no direction is given, then FOR the advisory (non-binding) resolution to approve the overall compensation of the Company’s NEOs as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The Board recommends a vote “FOR” the advisory (non-binding) resolution to approve the overall compensation of the Company’s named executive officers, described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

2022 Proxy Statement 29

EXECUTIVE COMPENSATION:

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and provides an overview analysis of (i) our 2021 compensation programs and policies for our NEOs; (ii) the material compensation decisions made by the Compensation and Governance Committee of our Board under those programs and policies as reflected in the executive compensation tables that appear following this CD&A; and (iii) the material factors that the Compensation and Governance Committee considered and the process it utilized in making those decisions.

Our Named Executive Officers

Our 2021 NEOs, as defined under applicable SEC rules, are:

•	Patrick G. Ryan (Chairman of the Board and Chief Executive Officer)

•	Timothy W. Turner (President)

•	Jeremiah R. Bickham (Executive Vice President and Chief Financial Officer)

•	Mark S. Katz (Executive Vice President, General Counsel and Corporate Secretary)

•	Michael T. VanAcker (Executive Vice President and Chief Operating Officer)

•	Diane M. Aigotti (Former Chief Financial Officer)

Summary of Our Executive Compensation Practices

We developed and maintain a comprehensive compensation and governance framework that we believe is aligned with market practices and standards.

What We Do:

✓	Annual “say-on-pay” vote (as recommended by the Board and management).

✓	Independent compensation consultant selected, engaged and overseen by the Compensation and Governance Committee.

✓	A substantial majority of total compensation for executives is tied to performance.

✓	Compensation and Governance Committee oversight of risks associated with compensation policies and practices.

What We Don’t Do:

x	No backdating of share options and no option repricing without stockholder approval.

x	No excise tax gross-ups.

x	No hedging or pledging of Company Stock by directors, executive officers or employees.

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Compensation Philosophy

Our compensation philosophy is focused on the following objectives:

Objective	How we accomplish this objective
Alignment with Stockholders

•  Annual bonus program tied to key business objectives, which lead to long-term stockholder value creation

•  Long-term incentives vest over multiple years and reward for sustained stockholder value creation

•  IPO awards are subject to lock-up provisions

Attract and Retain	• Maintain competitive compensation for executives that is based upon job responsibilities, experience, individual performance, and comparisons to the market
Pay for Performance

•  Majority of executive compensation is delivered in the form of variable, at-risk compensation

•  Annual incentive plan payouts are determined based on financial performance

•  The Compensation and Governance Committee establishes rigorous targets for the annual incentive plan

•  Long-term incentives are delivered in the form of stock options, which reward participants for increasing the stock price, and restricted stock units, which directly align executives to the stockholder experience

Sound Risk Management

•  Conduct an annual risk assessment of our executive compensation programs

•  Compensation and Governance Committee is made up of independent directors and retains an independent compensation consultant

•  Incorporate a variety of corporate governance and compensation best practices

Our Executive Compensation Program in Detail

Our Pay Philosophy

Base Salary

We strive to be the employer of choice for the top-talent in our industry and our goal is to always hire top tier talent throughout our Company, including our executive officers. As a result, our Compensation and Governance Committee sets base salary above the median of the compensation landscape. In line with the Compensation and Governance Committee’s compensation philosophy, exceptional performance by executive officers is generally rewarded through short-term incentives (“STI”) and/or long-term incentives (“LTI”) awards and not through base salaries. Adjustments to base salaries are made by the Compensation and Governance Committee to reflect changes in responsibilities or when competitive market or internal conditions warrant.

The base pay for our NEOs was not increased (or otherwise adjusted) from 2021 to 2022. The following table sets forth the base pay for each of our NEOs for 2021 as approved by the Compensation and Governance Committee.

Named Executive Office(1)	2021 Base Pay
Patrick G. Ryan	1,375,000
Timothy W. Turner	1,200,000
Jeremiah R. Bickham	600,019
Mark S. Katz	575,000
Michael T. VanAcker	600,007

(1)	Diane Aigotti, who resigned from the Company on March 1, 2021, is not included in the table.

Prior to the IPO, Mr. Ryan did not receive compensation for his services to the Company. His annualized base pay was set by the Compensation and Governance Committee at $1,375,000 in 2021, at the time of the IPO, and he began receiving compensation from July 21, 2021 through year end.

2022 Proxy Statement 31

Short-Term Incentive Compensation

STI awards are an integral component of our NEOs’ total compensation and are based on our financial results and individual performance. They are intended to deliver exceptional pay for exceptional performance and provide a well-timed link between recent performance and individual compensation.

Each NEO is eligible to receive an annual STI award expressed as a percentage of their base salary. STI target ranges for the Company’s executive officers, including the NEOs, were established by the Compensation and Governance Committee in 2021 following a thorough evaluation of our executive officers’ total compensation and market practices and generally reflect pre-IPO STI targets. The Compensation and Governance Committee considers an executive officer’s total compensation when determining any change to a particular component of compensation. Bonus targets were not modified for 2022.

Named Executive Officer(1)	2021 Bonus Target %
Patrick G. Ryan	200%
Timothy W. Turner	200%
Jeremiah R. Bickham	150%
Mark S. Katz	150%
Michael T. VanAcker	125%

(1)	Diane Aigotti, who resigned from the Company on March 1, 2021, is not included in the table.

The determination of the actual STI for 2021 was at the discretion of the Compensation and Governance Committee which decided to award each of the NEOs the full amount of their target STI bonus based on the exceptional performance of the Company for the year ended December 31, 2021. Mr. Ryan’s bonus reflects his target bonus of 200% of base pay as pro-rated at 50% to closely coincide with the period of time (commencing with our IPO) for which he was paid compensation in 2021. The Compensation and Governance Committee recommended that Mr. Ryan receive his full target bonus based on his annual salary without pro ration, inasmuch as he served as the Company’s CEO for all of 2021. Mr. Ryan declined that additional Target Bonus compensation.

The Compensation and Governance Committee determined that Target Bonus percentage for 2022 (that will be paid in 2023) will remain the same as they were in 2021 but will be determined based on the Company achieving predetermined metrics for Organic Revenue Growth and Adjusted EBITDAC Margin, as well as individual achievement as determined by the Compensation and Governance Committee.

Long-Term Incentive Compensation

All equity holdings in Ryan Specialty Group, LLC were converted to equity in a new holding company, New RSG Holdings, LLC (“New RSG Holdings”), that was formed as a Delaware limited liability company on April 20, 2021, for the purpose of becoming an intermediate holding company between Ryan Specialty Group Holdings, Inc., and Ryan Specialty Group, LLC. On September 30, 2021, in accordance with a series of contribution agreements, the Company, the non-controlling interest LLC Unitholders of Ryan Specialty Group Holdings, LLC (LLC Unitholders”) and New RSG Holdings exchanged equity interests in Ryan Specialty Group, LLC for LLC Common Units (as defined below) in New RSG Holdings, with the intent that New RSG Holdings be the new holding company for Ryan Specialty Group, LLC interests. All new incentive equity relating to LLC Common Units granted after September 30, 2021 will be issued in New RSG Holdings. As Ryan Specialty Group, LLC is substantively the same as New RSG Holdings, for the purpose of this document, we will refer to both New RSG Holdings and Ryan Specialty Group, LLC as “RSG LLC”.

Our publicly traded stock differentiates Ryan Specialty from most of our competition by providing us with a unique currency to attract and retain talent. We believe that our executive officers, including our NEOs, should have a significant equity stake in the Company to incentivize performance, align their interest with one another and our stockholders and facilitate retention. Many of our executive officers held significant equity in the Company from prior to our IPO. We further used the IPO as an opportunity to provide significant new “staking grants” to some of our executive officers in order to bring them on par with their similarly situated colleagues. The staking grants vest over five or ten year periods, depending on the nature of the grant and the particular circumstances of each recipient. We are now in a position where we believe the equity held by most of our executive officers accomplishes the goals of incentivization, alignment and retention for the near term. Accordingly, we do not foresee the need to

2022 Proxy Statement 32

provide annual grants to most of our executive officers in the near term. As the current equity grants vest over time, we will need to consider an annual grant program for executive officers in order to maintain our objectives. The outstanding LTI awards held by our NEOs consist of (i) LLC Common Units (as defined below), (ii) Class C Units (as defined below) and (iii) RLUs (as defined below).

Common Units

Prior to our IPO, some of our NEOs held awards of common units pursuant to the Limited Liability Company Agreement of Ryan Specialty Group, LLC (the “Original Units”). The Original Units were profits interests that represented actual, voting equity interests meant to enable certain employees to share in our financial success after our preferred unitholders received a certain level of return on their investment. The Original Units entitled unitholders to a percentage of future distributions, but only after all preferred unitholders had received cumulative cash distributions of a certain multiple return and only to the extent that distributions exceeded the return threshold associated with such Original Units.

The Original Units were subject to time-based vesting and generally vested in five equal annual installments beginning on the first anniversary of the date of grant, subject to the NEO’s continued employment with us through each vesting date.

In connection with the IPO, the Original Units were converted into non-voting common units in RSG LLC (“LLC Common Units”), subject to the same vesting and forfeiture provisions as the Original Units. Vested LLC Common Units are exchangeable into Class A common stock at the election of the holder, provided that the Company may elect to deliver cash in lieu of stock.

Class C Common Incentive Units

Certain of our NEOs hold Class C Common Incentive Units in RSG LLC (“Class C Units”), which are profits interests that entitle the holder to a percentage of future distributions of RSG LLC, but only after a specified return threshold is met.

Certain of these Class C Units were granted in connection with the conversion of the Original Units into LLC Common Units (such Class C Units, the “Reload Class C Units”) and were intended to ameliorate the recipients’ otherwise reduced percentage of future value accretion following the conversion of their “appreciation only” Original Units into a smaller number of “full value” LLC Common Units. The Reload Class C Units are subject to time-based vesting, and vest either 1/3 on each of the third, fourth and fifth anniversaries of the IPO or 100% on the third anniversary of the IPO, in each case, subject to the NEO’s continued employment through each vesting date (other than for those exceptions provided in the award agreement).

Other Class C Units were granted as new awards to certain NEOs in connection with the IPO (the “Staking Class C Units”) and are intended to reward future performance. The Staking Class C Units are subject to time vesting and vest 10% on each of the third through ninth anniversaries of the IPO, with the final 30% vesting on the tenth anniversary of the IPO, in each case, subject to the NEO’s continued employment through each vesting date (other than for those exceptions provided in the award agreement). Vested Class C Units (both Reload Class C Units and Staking Class C Units) are exchangeable into a number of shares of Class A common stock of equivalent economic value at the election of the holder, provided that the Company may elect to deliver cash in lieu of stock.

Restricted LLC Units

Mr. VanAcker received a grant of restricted LLC units in RSG LLC (“RLUs”) in connection with our IPO. Each RLU represents the right to receive one fully-vested LLC Common Unit upon vesting. The RLUs vest 10% on each of the third through ninth anniversaries of the IPO, with the final 30% vesting on the tenth anniversary of the IPO, in each case, subject to Mr. VanAcker’s continued employment through each vesting date (other than for those exceptions provided in the award agreement).

Treatment of Long-Term Incentive Awards Upon a Termination of Employment

For LTI awards issued in conjunction with the IPO, If an NEO’s employment is terminated (i) by us without “cause,” (ii) due to the NEO’s death or disability or (iii) the NEO retires in good standing (as determined by the Board) after reaching the age of 65 (a “Qualified Retirement”), and, in each case, subject to the NEO’s continued compliance with the restrictive covenants set forth in the applicable grant agreement (a) the unvested LLC Common Units and Class C Units held by the NEO will continue to vest as if the

2022 Proxy Statement 33

NEO remained employed with us through each vesting date and (b) the unvested RLUs held by the NEO will fully vest as of the date of such termination. Upon any other termination of employment, any unvested LLC Common Units, Class C Units and RLUs will be forfeited.

For LTI awards issued as of March 2022 and thereafter, in the event an NEO’s employment with us is terminated by us without “Cause,” the award agreements generally provide that only the next tranche of equity not yet vested will continue to vest (for Class C Units and LLC Common Units) or vesting will accelerate (for RLUs). All other unvested equity will be forfeit. In the event of death or disability, Class C Units and LLC Common Units will continue to vest and the vesting of RLUs will accelerate. The concept of a Qualified Termination has been eliminated from the grant agreements.

Other Benefits for Named Executive Officers

Employee Welfare Benefit Plans

Our NEOs are eligible to participate in the medical, life insurance and other welfare benefits available to all other colleagues. There are no special medical plans or other welfare plans for our NEOs.

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan. We currently make available a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code, pursuant to which employees (including our NEOs) may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. We have historically matched 50% of elective deferrals up to a maximum per participant per calendar year. All employee contributions to our 401(k) plan are 100% vested at all times. Employer contributions vest over three years, such that all employer contributions to our 401(k) plan are fully vested for employees who remain employed by us for at least three years. All contributions under our 401(k) plan are subject to certain annual dollar limitations in accordance with applicable laws, which are periodically adjusted for changes in the cost of living. Matching employer contributions are not guaranteed for any year.

We also sponsor the Ryan Specialty Group Nonqualified Deferred Compensation Plan (the “Nonqualified Deferred Compensation Plan”), which allows certain highly compensated employees to defer a portion of their base salary and STI bonus to a later date pursuant to an advance deferral election. As of December 31, 2021, none of our Named Executive Officers has participated in the Nonqualified Deferred Compensation Plan

Our LTI awards provide for continued vesting on their original vesting schedule (or, in the case of RLUs, accelerated vesting) in the case of a Qualified Retirement. See “Long-Term Incentive Compensation — Treatment of Long-Term Incentive Upon a Termination of Employment,” above, for more information.

Severance Plan

The Compensation and Governance Committee believes that severance benefits are a necessary component of a competitive compensation program because they minimize distraction and ensure continuity during times of uncertainty or transition, including during a change in control. In certain circumstances, such benefits are consideration for an executive’s agreement not to compete. Set forth below is a summary of the termination arrangements we have with our NEOs as of December 31, 2021. All NEOs are participants in the Ryan Specialty Group Services, LLC Executive Severance Plan (the “Severance Plan”) as further described below.

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Under the Severance Plan, the Company will provide different benefits depending on whether the severance to be provided relates to a qualifying termination within six months prior to or 18 months following a “Change in Control” (as defined in the Severance Plan) (a “Change-in-Control Termination”) or a termination outside of such time period (a “Non-Change-in-Control Termination”). For a qualifying termination, our NEOs will be entitled to the following benefits:

	Non-Change-in Control Termination	Change-in-Control Termination
Qualifying Termination	Termination without cause or by employee for good reason	Termination without cause or by employee for good reason
Cash Severance Multiple	CEO and President: 1.5 X Base Salary and Target Bonus All other NEOs: 1.0 X Base Salary and Target Bonus	All NEOs: 2.0 X Base Salary and Target Bonus
Pro-Rata Bonus in Year of Termination	Pro-rated and paid at the end of the period based on actual performance	Pro-rated and paid in a lump sum following the qualifying termination based on Target Bonus
Benefits	Health and welfare benefits will be provided for: • 18 Months for the CEO and President • 12 Months for all other NEOs	Health and welfare benefits will be provided for: • 24 Months for all NEOs
Restrictive Covenants	Post-employment non-compete and non-solicit for: • 18 Months for the CEO and President • 12 Months for all other NEOs	Post-employment non-compete and non-solicit for: • 24 Months for all NEOs

For additional details on payments that may be due to our NEOs in certain termination scenarios, see “Compensation Tables — Potential Payments to Named Executive Officers Upon Termination and/or Change of Control.”

Compensation Decision Process and Methodology

Role of the Compensation and Governance Committee

The Compensation and Governance Committee is responsible for evaluating the compensation levels for each of our NEOs and for administering the Company’s executive compensation program. The Compensation and Governance Committee reviews and approves all components of executive compensation for our NEOs, including our CEO. In addition, each year, the Compensation and Governance Committee reviews and approves the corporate goals and key objectives related to our NEOs’ compensation, evaluates their performance in light of those goals and objectives and determines and approves their compensation, including for our CEO. Each year the Compensation and Governance Committee also reviews, among other things, proxy season trends and stockholder feedback and the compensation risk assessment. The Compensation and Governance Committee also reviews talent, culture, diversity, equity and inclusion initiatives, as well as its charter, responsibilities, and annual calendar.

Compensation Risk Analysis

In reviewing the Company’s pay programs, the Compensation and Governance Committee considers whether the programs encourage unnecessary or excessive risk taking that might have an adverse impact on the Company. At the request of the committee, the Company’s independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”), completed a Compensation Risk Assessment of the Company’s compensation programs. The risk assessment included a review of the design and features of the Company’s incentive compensation programs in place, as well as an evaluation of program structure and philosophy, design characteristics, performance management and governance practices relative to compensation risk factors. The compensation risk assessment resulted in FW Cook and the Compensation and Governance Committee agreeing that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

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Role of External Compensation and Governance Committee Consultant

The Compensation and Governance Committee has the independent authority to hire external consultants as well as the sole authority to retain and terminate the services of its consultant. As noted, in 2021, the committee engaged FW Cook as its independent consultant.

During the course of 2021, FW Cook worked directly under the guidance of the Compensation and Governance Committee, in cooperation with management, to assist the committee with executing its executive compensation-related responsibilities. In such role, the Compensation and Governance Committee’s consultant served as an objective third-party advisor in assessing the reasonableness of compensation levels and the appropriateness of the design of the evolving compensation program structure in supporting the current and future business strategy and human resource objectives. FW Cook attended all of the formal meetings of the Compensation and Governance Committee during 2021.

During 2021, FW Cook supported the Compensation and Governance Committee by assisting with the design and administration of the Company’s executive compensation pay practices, including:

•	reviewing and providing input on the peer group used to benchmark executive pay;

•	assessing the market pay data used to inform 2021 pay decisions;

•	providing input on the pay decisions for the Company’s executive officers, including pay mix and levels;

•	reviewing and providing input on the Company’s STI and LTI plan designs;

•	preparing the Company’s Compensation Risk Assessment;

•	assessing any necessary compensation philosophy changes on account of the Company becoming a public company;

•	reviewing and providing input on the Company’s compensation philosophy;

•	reviewing and providing input on the Company’s Executive Severance Plan;

•	providing a review and recommendation for non-employee director compensation; and

•	keeping the Compensation and Governance Committee informed of changes in the regulatory or governance environment for executive compensation issues.

The Compensation and Governance Committee was provided compensation market data and inputs from FW Cook. The Compensation and Governance Committee used that data and analysis to ensure that the compensation practices were consistent with the compensation philosophy and objectives for both the amount and composition of executive compensation. Based on the data and analysis provided by FW Cook as well as information from management, and outside counsel, the committee applied business judgment in recommending and approving compensation awards, taking into account the dynamic nature of the businesses and the adaptability and response required by senior leadership to manage change.

Other than serving as the consultant to the Compensation and Governance Committee, FW Cook provides no other services to the Company. The committee determined that, based on the factors specified in the NYSE listing rules, FW Cook’s services produced no conflicts of interest, and it is an independent advisor to the Compensation and Governance Committee.

Role of our CEO and Management

Our CEO does not participate in the Compensation and Governance Committee’s determination of his own compensation. He does, however, make recommendations to the committee for each of the other NEOs. The CEO bases these recommendations on overall Company financial performance for the fiscal year as described above along with his informed assessment of each NEOs individual performance and contributions. The Compensation and Governance Committee reviews and considers the CEO’s recommendations, makes adjustments as it determines appropriate, and approves compensation in its sole discretion.

Use of Peer Company Data

In making its determinations for fiscal year 2021, the Compensation and Governance Committee considered publicly available information of a select group of peer companies as well as survey data from the Company’s compensation surveys to inform the pay levels and structures for the Company’s executives. All compensation data used was supported by FW Cook as the Compensation and Governance Committee’s independent compensation consultant.

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The peer group was selected by the Compensation and Governance Committee, in consultation with FW Cook and input from management, on the comparability of the business operations of potential peer group companies, including reasonably comparable size (based on revenue and market capitalization) and industry. Information about the peer group companies was used to inform decisions regarding pay levels and mix and program design.

For conducting a competitive assessment of the compensation levels for the Company’s executives for fiscal year 2021, the Compensation and Governance Committee approved the below peer group of 18 companies.

•  Goosehead Insurance, Inc

•  Crawford & Co.

•  Waddell & Reed Financial

•  Argo Group International Holdings, Ltd.

•  RLI Corp.

•  Brown & Brown, Inc.

•  Marsh & McLennan Companies, Inc.

•  Selective Insurance Group, Inc.

•  Willis Towers Watson PLC

•  Hanover Insurance Group, Inc.

•  Arthur J. Gallagher & Co.

•  CBIZ, Inc.

•  Aon PLC

•  Primerica, Inc

•  AXIS Capital Holdings Limited

•  BRP Group, Inc.

•  Erie Indemnity Company

•  FBL Financial Group, Inc.

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COMPENSATION COMMITTEE REPORT

This report is submitted by the Compensation and Governance Committee to the stockholders of Ryan Specialty Group Holdings, Inc. The Compensation and Governance Committee consists solely of non-employee directors who are independent, as determined by the Board in accordance with the Company’s guidelines and NYSE listing standards.

The Compensation and Governance Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this Proxy Statement, and based on this review and discussion, recommended to the Board that it be included in this Proxy Statement.

Submitted by the Compensation and Governance Committee of the Board of Directors of Ryan Specialty Group Holdings, Inc.

D. Cameron Findlay (Chair)

Robert Le Blanc

Andrew J. McKenna

John W. Rogers, Jr.

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EXECUTIVE COMPENSATION:

COMPENSATION TABLES AND DISCLOSURE

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered in 2021 by Patrick G. Ryan (CEO), Jeremiah R. Bickham (CFO) and the Company’s three other most highly compensated executive officers, collectively our NEOs, for the fiscal year ended December 31, 2021. In addition, we are providing compensation information for Diane M. Aigotti, the Company’s former CFO, who resigned from her employment with the Company on March 1, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Patrick G. Ryan(1) Founder, Chairman of the Board and Chief Executive Officer	2021	$581,731	$1,875,000	$—	$—	$—	$2,456,731
	2020	—	—	—	—	—	—
Timothy W. Turner President Ryan Specialty; Chairman and CEO RT Specialty	2021	1,200,000	3,140,000	3,839,798	528,773	57,750	8,766,321
	2020	1,200,000	2,600,000	—	—	854,656	4,654,656
Jeremiah R. Bickham Chief Financial Officer	2021	535,402	1,263,031	201,713	8,184,369	9,750	10,194,265
	2020	315,393	670,010	—	—	9,750	995,153
Mark S. Katz Executive Vice President, General Counsel and Corp Secretary	2021	557,692	1,222,875	745,159	6,729,995	15,750	9,271,472
	2020	500,000	700,000	—	—	15,750	1,215,750
Michael T. VanAcker Chief Operating Officer	2021	557,313	883,752	1,371,822	19,951	9,750	2,842,588
	2020	411,539	718,750	—	—	9,750	1,140,039
Diane M. Aigotti(6) Former Chief Financial Officer	2021	129,159	—	—	—	13,660,968	13,790,127
	2020	723,100	1,595,045	—	—	14,940	2,333,085

(1)

Prior to the IPO, Mr. Ryan, our founder, did not receive compensation for his services to the Company. His annualized base pay was set by the Compensation and Governance Committee at $1,375,000 in July 2021 at the time of the IPO, and the dollar amount in this table reflects payment from July 21, 2021 through year end. Mr. Ryan’s Bonus reflects his Target Bonus of 200% of base pay as pro-rated at 50% to closely coincide with the period of time for which he was compensated in 2021, combined with an award of a special cash bonus of $500,000 at the time of the IPO for the extraordinary effort that was required to complete our IPO. The Compensation and Governance Committee recommended that Mr. Ryan receive his full Target Bonus based on his annual salary, without pro ration, inasmuch as he served as the Company’s CEO for all of 2021 and a $500,000 bonus (in addition to the $500,000 IPO bonus) relating to the Company’s exceptional achievements in 2021, commensurate with additional bonuses paid to other executives. Mr. Ryan declined that additional compensation. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Additional Bonus” for additional information.

(2)

The amounts reported in this column for 2021 reflect (i) amounts earned for Company performance for 2021 under our annual STI bonus program, (ii) an award of a special cash bonus at the time of the IPO for the extraordinary effort that was required to complete our IPO and (iii) the cash component of the additional bonus that was awarded for the Company’s exceptional achievements in 2021. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Additional Bonus” for additional information. Bonuses set forth in (ii) above were paid in 2021; bonuses set forth in (i) and (iii) above were paid in early 2022.

(3)

Amounts reported in this column represent (i) the aggregate grant date fair value of RLUs and (ii) the incremental value associated with the conversion of each NEO’s unvested Original Units in RSG LLC into LLC Common Units as of the date of such modification, in each case, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions used in calculating the grant date fair value of the RLUs and the incremental modification value of the LLC Common Units, in each case pursuant to Topic 718, reported in this column are set forth in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(4)

Amounts reported in this column represent the aggregate grant date fair value of Class C Units calculated in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions used in calculating the grant date fair value of the Class C Units pursuant to Topic 718 reported in this column are set forth in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(5)

Amounts reported in this column for “All Other Compensation” in 2021 include, for (i) Mr. Turner, Company contributions under our 401(k) plan of $9,750, housing allowance of $24,000, and car allowance of $24,000, (ii) Messrs. Bickham and VanAcker, Company contributions under our 401(k) plan of $9,750, each, (iii) Mr. Katz, Company contributions under our 401(k) plan of $9,750 and car allowance of $6,000 and (iv) Ms. Aigotti, Company contributions under our 401(k) plan of $3,875 and amounts received pursuant to her separation letter agreement dated

2022 Proxy Statement 39

February 23, 2021 composed of (a) $2,750,000 for transition benefits, (b) $41,629 for reimbursement of legal expenses, (c) $500,000 in consulting fees and (d) $10,365,464 of accelerated equity awards. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Named Executive Officers’ Employment Agreements—Agreement with Diane M. Aigotti” for more information regarding the payments to Ms. Aigotti.

(6)	Ms. Aigotti resigned from her position on March 1, 2021.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards made to our NEOs during 2021.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units #	All Other Options Awards: Number of Securities Underlying Units #	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)

Patrick G. Ryan	—		—	—	$—	$—
Timothy W. Turner	7/21/2021	(1)	794,322	—	—	2,040,696
	7/21/2021	(2)	—	388,388	23.50	528,773
Jeremiah R. Bickham	7/21/2021	(1)	50,105	—	—	79,547
	7/21/2021	(2)	—	24.014	23.50	23,036
	7/21/2021	(3)	—	666,667	23.50	8,161,133
Mark S. Katz	7/21/2021	(1)	62,772	—	—	745,159
	7/21/2021	(2)	—	103,897	23.50	608,995
	7/21/2021	(3)	—	500,000	23.50	6,121,000
Michael T. VanAcker	7/21/2021	(1)	57,177	—	—	69,067
	7/21/2021	(2)	—	24,232	23.50	19,951
	7/21/2021	(4)	47,619		—	1,195,808
Diane M. Aigotti	—		—	—	—	—

(1)

Represents the conversion of each NEO’s unvested Original Units in RSG LLC into new LLC Common Units. While the LLC Common Units are subject to the same terms and conditions as the Original Units, which were outstanding prior to our July 2021 IPO, the conversion is being disclosed as a “grant” pursuant to the applicable disclosure rules. See “Outstanding Equity Awards at Fiscal Year End” below, for a description of the vesting terms applicable to the LLC Common Units.

(2)

Represents an award of Reload Class C Units in RSG LLC granted in connection with the conversion of our NEOs’ Original Units into LLC Common Units. The Reload Class C Units represent membership interests that are intended to constitute “profits interests” for federal income tax purposes. Notwithstanding that the Reload Class C Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” For Messrs. Bickham, VanAcker and Katz, the unvested Reload Class C Units options will vest 1/3 on each of July 22, 2024, July 22, 2025 and July 22, 2026, in each case, generally subject to continuous service through each vesting date. Mr. Turner’s Reload Class C Units (other than for those exceptions provided in the award agreement), 446 of which are held in a trust on behalf of his beneficiaries, will vest 100% on January 21, 2024.

(3)

Represents an award of Staking Class C Units in RSG LLC granted in connection with our IPO. The Staking Class C Units represent membership interests that are intended to constitute “profits interests” for federal income tax purposes. Notwithstanding that the Staking Class C Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option- like feature.” The Staking Class C Units vest 10% on each July 22 from 2024 through 2030 and 30% on July 22, 2031, in each case, generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(4)

Represents an award of RLUs granted in connection with our IPO. Each RLU represents the right to receive LLC Common Units. The RLUs vest 10% on each July 22 from 2024 through 2030 and 30% on July 22, 2031, generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(5)	Represents the return threshold applicable to the Class C Units in RSG LLC.

(6)

Amounts reported in this column represent (i) the incremental value associated with the granting of the Reload Class C Units (ii) the aggregate grant date fair value of the Staking Class C Units and RLUs, and (iii) the incremental value associated with the conversation of each NEO’s unvested Original Units into LLC Common Units as of the date of such modification, in each case, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions used in calculating the grant date fair value of the Class C Units and RLUs and the incremental modification value of the LLC Common Units, in each case, pursuant to Topic 718 reported in this column are set forth in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

2022 Proxy Statement 40

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the options and share-based awards held by our NEOs as of December 31, 2021.

	Option Awards					Share Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(12)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(13)
Patrick G. Ryan	—		—	$—	—	—	$—
Timothy W. Turner	7/21/2021	(1)	388,388	23.50	n/a	—	—
	7/21/2021	(2)	—	—	—	794,322	32,050,893
Jeremiah R. Bickham	7/21/2021	(3)	666,667	23.50	n/a	—	—
	7/21/2021	(4)	24,014	23.50	n/a	—	—
	7/21/2021	(5)	—	—	—	50,105	2,021,737
Mark S Katz	7/21/2021	(6)	500,000	23.50	n/a	—	—
	7/21/2021	(7)	103,897	23.50	n/a	—	—
	7/21/2021	(8)	—	—	—	50,217	2,026,256
Michael T. VanAcker	7/21/2021	(9)	24,232	23.50	n/a	—	—
	7/21/2021	(10)	—	—	—	44,731	1,804,896
	7/21/2021	(11)	—	—	—	47,619	1,921,427
Diane M. Aigotti	—		—	—	—	—	—

(1)

Represents Reload Class C Units in RSG LLC granted to Mr. Turner in connection with the conversion of Mr. Turner’s Original Units into LLC Common Units. These Reload Class C Units vest 100% on July 21, 2024, generally subject to continuous service through such date other than for those exceptions provided in the award agreement.

(2)

Represents LLC Common Units in RSG LLC granted to Mr. Turner in exchange for his unvested Original Units in RSG LLC. The LLC Common Units are subject to the same terms and conditions as the Original Units, and vest as follows: 134,672 on April 2, 2022, 174,993 on April 15, 2022, 134,672 on April 2, 2023, 174,993 on April 15, 2023, and 174,992 on April 15, 2024, in each case generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(3)

Represents Staking Class C Units in RSG LLC granted to Mr. Bickham. These Staking Class C Units vest 10% on each July 22 of 2024 through 2030 and 30% on July 22, 2031, in each case generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(4)

Represents Reload Class C Units in RSG LLC granted to Mr. Bickham in connection with the conversion of Mr. Bickham’s Original Units into LLC Common Units. These Reload Class C Units vest 1/3 on each of July 22, 2024, July 22, 2025 and July 22, 2026, in each case generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(5)

Represents LLC Common Units in RSG LLC granted to Mr. Bickham in exchange for his unvested Original Units in RSG LLC. The LLC Common Units are subject to the same terms and conditions as the Original Units, and vest as follows: 12,229 on March 27, 2022, 18,938 on April 2, 2022 and 18,938 on April 2, 2023, in each case generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(6)

Represents Staking Class C Units in RSG LLC granted to Mr. Katz. These Staking Class C Units vest 10% on each July 22 of 2024 through 2030 and 30% on July 22, 2031, in each case generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(7)

Represents Reload Class C Units in RSG LLC granted to Mr. Katz in connection with the conversion of Mr. Katz’s Original Units into LLC Common Units. These Reload Class C Units vest 1/3 on each of July 22, 2024, July 22, 2025 and July 22, 2026, in each case generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(8)

Represents LLC Common Units in RSG LLC granted to Mr. Katz in exchange for his unvested Original Units in RSG LLC. The LLC Common Units are subject to the same terms and conditions as the Original Units, and vest as follows: 12,555 on September 1, 2022, 12,554 on September 1, 2023, 12,554 on September 1, 2024 and 12,554 on September 1, 2025, in each case generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(9)

Represents Reload Class C Units in RSG LLC granted to Mr. VanAcker in connection with the conversion of Mr. VanAcker’s Original Units into LLC Common Units. These Reload Class C Units vest 1/3 on each of July 22, 2024, July 22, 2025 and July 22, 2026, in each case generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(10)

Represents LLC Common Units in RSG LLC granted to Mr. VanAcker in exchange for his unvested Original Units in RSG LLC. The LLC Common Units are subject to the same terms and conditions as the Original Units, and vest as follows: 12,240 on March 28, 2022, 16,246 on April 2, 2022 and 16,245 on April 2, 2023, in each case generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

2022 Proxy Statement 41

(11)

Represents RLUs granted to Mr. VanAcker. The RLUs vest 10% on each July 22 of 2024 through 2030 and 30% on July 22, 2031, in each case, generally subject to continuous service through each vesting date other than for those exceptions provided in the award agreement.

(12)	Represents the return threshold applicable to the Class C Units.

(13)	Calculated by multiplying the number of units that have not vested by the closing price of the Company’s Class A common stock as reported on the NYSE on December 31, 2021, of $40.35.

Option Exercises and Shares Vested

The following table sets forth the profits interests exercised by our NEOs and the vesting of LLC Common Units during 2021.

	Option Awards		Share-Based Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Patrick G. Ryan	—	$ —	—	$ —
Timothy W. Turner(1)	5,505,708	128,090,324	—	—
Jeremiah R. Bickham(2)	268,622	6,265,273	—	—
Mark S. Katz(3)	—	—	12,555	406,908
Michael T. VanAcker(4)	245,295	5,721,200	12,446	480,167
Diane M. Aigotti(5)	1,360,543	30,374,122	—	—

(1)

Number of shares acquired on exercise is equal to the number of fully vested LLC Common Units issued upon disposition of profits interest in the Organizational Transaction immediately prior to the IPO, and either held (4,404,590) or sold (794,202) in the IPO. The value realized on exercise is equal to the LLC Common Units held multiplied by $23.50, or the price of the Class A common stock at the IPO (the “IPO Price”), plus the LLC Common Units sold multiplied by $22.33, or the IPO Price less the underwriter’s discount.

(2)

Number of shares acquired on exercise is equal to the number of fully vested LLC Common Units issued upon disposition of profits interest in the Organizational Transaction immediately prior to the IPO, and either held (228,329) or sold (40,293) in the IPO. The value realized on exercise is equal to the LLC Common Units held multiplied by $23.50, or the IPO Price, plus the LLC Common Units sold multiplied by $22.33, or the IPO Price less the underwriter’s discount.

(3)

Number of shares acquired on vesting is equal to the number of unvested LLC Common Units issued upon disposition of profits interest in the Organizational Transaction immediately prior to the IPO that vested on September 1, 2021. The Value realized on vesting equals the closing price of the Company’s Class A common stock as reported on the NYSE on the vesting date, or $32.41, multiplied by the number of LLC Common Units vested.

(4)

Number of shares acquired on exercise is equal to the number of fully vested LLC Common Units issued upon disposition of profits interest in the Organizational Transaction immediately prior to the IPO, and either held (208,501) or sold (36,794) in the IPO. The value realized on exercise is equal to the LLC Common Units held multiplied by $23.50, or the price of the Class A common stock at the IPO (the “IPO Price”), plus the LLC Common Units sold multiplied by $22.33, or the IPO Price less the underwriter’s discount. Number of shares acquired on vesting is equal to the number of unvested LLC Common Units issued upon disposition of profits interest in the Organizational Transaction immediately prior to the IPO that vested on November 17, 2021. The Value realized on vesting equals the closing price of the Company’s Class A common stock as reported on the NYSE on the vesting date, or $38.58, multiplied by the number of LLC Common Units vested.

(5)

Number of shares acquired on exercise is equal to the number of fully vested LLC Common Units issued upon disposition of profits interest in the Organizational Transaction immediately prior to the IPO and sold (1,360,543) in the IPO. The value realized on exercise is equal to the LLC Common Units sold multiplied by $22.33, or the IPO Price less the underwriter’s discount.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Named Executive Officer Employment Agreements

Agreement with Timothy W. Turner

In January 2010, we entered into an employment agreement with Mr. Turner. The agreement provided for an initial five-year term that automatically renews for successive five-year periods until terminated by either party at least 30 days prior to a renewal date. The agreement provides Mr. Turner with an annual base salary of $800,000 or such higher amount as determined by the Board, and eligibility to earn an annual target bonus of $700,000. Mr. Turner’s employment agreement also provides for a car allowance and condominium allowance, in each case of $2,000 per month.

2022 Proxy Statement 42

Under the terms of Mr. Turner’s employment agreement, in the event that his employment with us is terminated by us without “cause,” he will be entitled to receive, subject to his execution and non-revocation of a release of claims in favor of the Company, continued payment of his base salary through the end of the then-current five-year term. In addition, if Mr. Turner’s employment is terminated by us without “cause” or due to his death or disability and the applicable performance metrics are achieved, Mr. Turner will be entitled to receive a prorated portion of his annual bonus, with 50% of the estimated amount of such prorated bonus to be paid on July 31 of the year it is earned and the remaining portion paid on January 31 of the following year.

Under the Company’s Severance Plan, Mr. Turner would be entitled to payments in excess of those set forth in his employment agreement under certain circumstances. See “— Termination Benefits” below.

Agreement with Mark S. Katz

In January 2019, we entered into an employment agreement with Mr. Katz. The agreement initially had a three-year term ending on December 31, 2021. The agreement provides Mr. Katz with a minimum annual base salary of $500,000 and a guaranteed semi-annual bonus of at least $150,000 during the term of the agreement. Mr. Katz’s employment agreement also provides for a car allowance of $500 per month.

Under the terms of Mr. Katz’s employment agreement, in the event that his employment with us is terminated by us without “cause,” he will be entitled to receive, subject to his execution and non-revocation of a release of claims in favor of the Company, continued payment of his base salary and bonus through the end of the term of the agreement.

In October 2019, the employment agreement was amended to extend the term of the agreement to and including December 31, 2022.

Under the Company’s Severance Plan, Mr. Katz would be entitled to payments in excess of those set forth in his employment agreement under certain circumstances. See “— Termination Benefits” below.

Agreement with Diane M. Aigotti

In August 2011, we entered into an employment letter with Ms. Aigotti. The letter provided Ms. Aigotti with an annual base salary of $500,000 and eligibility to earn a targeted annual discretionary bonus of up to 100% of her base salary for the year ending December 31, 2011, and up to 150% of her base salary for the years ending December 31, 2012, and December 31, 2013, in each case generally subject to her continued employment through the payment date. The amounts of Ms. Aigotti’s base salary and targeted annual discretionary bonus increased between December 31, 2013, and her retirement in 2021.

In connection with the retirement of Ms. Aigotti as our Executive Vice President and Chief Financial Officer effective March 1, 2021, we entered into an agreement for her to provide the Company with certain consulting services related to the transition of her responsibilities for the period commencing on March 2, 2021, and ending on June 30, 2021 (the “Aigotti Agreement”). In exchange for these consulting services, we agreed to pay Ms. Aigotti a $500,000 consulting fee, payable in monthly installments of $125,000, subject to the criteria set forth in the Aigotti Agreement. In connection with her retirement, Ms. Aigotti received (i) her base salary through the effective date, (ii) any expenses incurred and submitted in accordance with our reimbursement policies, (iii) compensation for her accrued but unused vacation days, (iv) her accrued and vested rights under our 401(k) Plan, (v) an annual bonus for the 2020 calendar year of approximately $1.6 million, (vi) transition benefits in the form of a lump sum payment of approximately $2.75 million and (vii) eligibility for COBRA continuation benefits and continued rights under our indemnification and directors’ and officers’ insurance coverage. Ms. Aigotti’s existing vested and unvested equity awards remained outstanding and were subsequently accelerated in full upon the consummation of our IPO. The Aigotti Agreement provides for a customary release of claims, a non-disparagement provision and restrictive covenants.

Additional Bonus

As a result of our Company’s exceptional performance in 2021, the Compensation and Governance Committee awarded a special cash bonus to certain employees (including our NEOs other than Ms. Aigotti) in excess of their discretionary annual cash bonuses. The Compensation and Governance Committee elected to pay 75% of each NEO’s additional bonus in the form of a grant of RLUs on March 18, 2022 which will vest 1/3 on each of April 1, 2023, April 1, 2024, and April 1, 2025, generally subject to each NEO’s

2022 Proxy Statement 43

continued employment through each vesting date. Mr. Ryan elected not to receive his additional bonus. The additional bonus for each NEO is set forth below.

Name	Additional Bonus (Cash) ($)	Additional Bonus (Equity) ($)(1)
Timothy W. Turner	$240,000	$720,000
Jeremiah R. Bickham	63,002	189,006
Mark S. Katz	60,375	181,125
Michael T. VanAcker	33,750	101,251

(1)

Number of shares to be issued will equal the cash value of the equity award divided by the closing price of the Company’s Class A common stock as reported on the NYSE the day prior to the effective date of the grant (i.e., $34.39 on March 17, 2022).

Termination Benefits

Each of our NEOs is entitled to certain payments and benefits upon a termination of employment under certain circumstances. Under the Severance Plan, severance payments and benefits are payable upon a termination without “Cause” or for “Good Reason,” and such payments and benefits are enhanced if such termination occurs within six months prior to or 18 months following a “Change in Control” (such period, the “Change in Control Period”). Under the terms of the award agreements evidencing the NEOs’ LTI awards as issued prior to or in conjunction with our IPO, the NEOs are eligible for continued vesting (in the case of the Class C Units and LLC Common Units) or accelerated vesting (in the case of RLUs) in the event their employment with us is terminated (i) by us without “Cause,” (ii) due to death or disability or (iii) upon a Qualified Retirement. For further details regarding these payments and benefits, see “Potential Payments to Named Executive Officers Upon Termination and/or Change of Control,” below.

For purposes of the Severance Plan and the equity award agreements, “Cause” generally means, subject to notice and cure periods, any of the following: (a) any act or omission which constitutes a breach by the NEO of the terms of his or her employment agreement with the Company or any of its affiliates (the “Company Group”) that adversely impacts the business or reputation of the Company Group, (b) the NEO’s conviction of a felony or commission of any act that would rise to the level of a felony, (c) the NEO’s conviction or commission of a lesser crime or offense that adversely impacts or potentially could impact upon the business or reputation of the Company Group in a material way, (d) the NEO’s failure to meet the expected standard of performance as communicated by such NEO’s supervisor, (e) the NEO’s violation of specific lawful directives of the Company, (f) the NEO’s commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing damage or potential damage to any member of the Company Group, (g) the NEO’s failure to perform a substantial part of his or her duties, or (h) the NEO’s breach of fiduciary duty.

For purposes of the Severance Plan and the equity award agreements, “Good Reason” generally means, subject to notice and cure periods, any of the following: (a) a reduction by more than 10% in the NEO’s base salary, other than a general reduction in base salary that affects all similarly situated employees, or failure to pay the NEO’s compensation payable under his or her employment agreement, or a material reduction in benefits payable under his or her employment agreement or any amounts otherwise vested and/or due under the Company’s employee benefit plans or employee benefit programs; (b) a reduction by more than 10% in the NEO’s target bonus opportunity; (c) during the Change in Control Period, the reduction of the NEO’s duties or responsibilities that are inconsistent in a material and adverse respect with the NEO’s position with the Company; or (d) if the NEO is required to report regularly to an office or primary work location, the relocation of the NEO’s office or primary work location more than 50 miles from the current location.

For purposes of the Severance Plan and the equity award agreements, a “Change in Control” generally means the occurrence of any of the following: (a) any “person,” (as defined in the Exchange Act) becoming the “beneficial owner” (as defined in the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities (other than pursuant to a transaction that would not be a Change in Control pursuant to the following clause (b)); (b) a merger or consolidation of the Company or a subsidiary with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or its ultimate parent company outstanding immediately after such merger or consolidation in substantially the same proportions as prior to such merger or consolidation, or (ii) a merger or consolidation

2022 Proxy Statement 44

effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; (c) at any time, incumbent directors cease to constitute a majority of the Company’s Board (with any member of the Board being considered an incumbent director if his or her election or nomination for election to the Board is approved by a majority of the incumbent directors); or (d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets (in one or a series of related transactions), other than to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale. A Change in Control will not be deemed to have occurred if Onex or one of its affiliates directly or indirectly controls the Company.

Potential Payments to Named Executive Officers Upon Termination and/or Change in Control

The below table reflects the severance benefits that Messrs. Ryan, Turner, Bickham, Katz and VanAcker would have received under the Company’s Severance Plan and LTI award agreements as in effect as of December 31, 2021, and the severance benefits that Ms. Aigotti actually received in connection with her resignation in 2021.

Name	Involuntary Termination(5)	Involuntary Termination — Change in Control(6)	Termination due to Death, Disability or Qualified Retirement(7)	Voluntary Resignation
Patrick G. Ryan
Cash Severance(1)	$6,187,500	$8,250,000	$—	$—
Benefits Continuation(2)	—	—	—	—
Equity Acceleration(3)	—	—	—	—
Total:	6,187,500	8,250,000	—	—
Timothy W. Turner
Cash Severance(1)	5,400,000	7,200,000	—	—
Benefits Continuation(2)	41,670	55,560	—	—
Equity Acceleration(3)	—	38,595,231	—	—
Total:	5,441,670	45,850,791	—	—
Jeremiah R. Bickham
Cash Severance(1)	1,500,048	3,000,097	—	—
Benefits Continuation(2)	7,534	15,069	—	—
Equity Acceleration(3)	—	13,794,995	—	—
Total:	1,507,582	16,810,161	—	—
Mark S. Katz
Cash Severance(1)	1,437,500	2,875,000	—	—
Benefits Continuation(2)	27,780	55,560	—	—
Equity Acceleration(3)	—	10,685,420	—	—
Total:	1,465,280	13,615,980	—	—
Michael T. VanAcker
Cash Severance(1)	1,358,711	2,717,422	—	—
Benefits Continuation(2)	27,780	55.560	—	—
Equity Acceleration(3)	1,921,427	4,134,632	1,921,427	—
Total:	3,307,918	6,907,614	1,921,427	—
Diane M. Aigotti(4)
Cash Severance	—	—	—	2,750,000
Consulting Fees	—	—	—	500,000
Equity Acceleration	—	—	—	10,365,464
Total:	—	—	—	13,615,464

(1)	Represents cash severance payable under our Severance Plan. See “Compensation Discussion and Analysis — Severance Plan” for more information.

2022 Proxy Statement 45

(2)	Represents benefits continuation payments under the Severance Plan. Mr. Ryan does not receive benefits through any health, dental or vision plan of the Company.

(3)

Represents the value of equity awards held by our NEOs as of December 31, 2021 that are subject to accelerated vesting pursuant to the applicable award agreements or the Severance Plan, as applicable. This value is based upon the closing price of the Company’s Class A common stock as reported on the NYSE on December 31, 2021 of $40.35. Pursuant to the applicable award agreements for LTI awards granted during or prior to 2021, upon a termination without “Cause,” due to death or disability, or as a result of a Qualified Retirement, (i) LLC Common Units and Class C Units will remain outstanding and continue to vest pursuant to their original vesting schedule and (ii) RLUs will fully vest, to the extent not yet vested. Other than during the Change in Control Period, “Good Reason” does not apply to the LLC Common Units, Class C Units or RLUs. Pursuant to the Severance Plan, upon a termination without “Cause” or resignation by the Named Executive Officer for “Good Reason” during the Change in Control Period, all outstanding equity awards will fully vest. Where equity awards would remain outstanding and continue to vest pursuant to their original vesting schedule, no amounts are shown. See “Compensation Discussion and Analysis — Long Term Incentive Compensation” for more information.

(4)

Represents severance payments and benefits actually received by Ms. Aigotti upon or following her voluntary resignation on March 1, 2021 pursuant to the Aigotti Agreement. See “Named Executive Officers’ Employment Agreements — Agreement with Diane Aigotti” for more information.

(5)

Represents amounts payable upon a termination by us without “Cause” or, for purposes of cash severance and benefits continuation under the Severance Plan only, upon a resignation by the NEO for “Good Reason,” in each case, other than during the Change in Control Period. Amounts in the “Equity Acceleration” row of this column represent amounts payable on a termination without “Cause” only.

(6)

Represents amounts and benefits payable pursuant to the Severance Plan upon a termination by us without “Cause” or upon a resignation by the Named Executive Officer for “Good Reason,” in each case, during the Change in Control Period.

(7)	Represents amounts payable upon a termination due to death, disability or a Qualified Retirement. As of December 31, 2021, only Mr. Ryan was eligible for a Qualified Retirement.

CEO Pay Ratio

Under the SEC rules adopted pursuant to the Dodd-Frank Act of 2010, the Company is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to the Company’s CEO.

We calculated our median employee’s fiscal year 2021 total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, the same way we calculated the total compensation of our CEO as disclosed in our Summary Compensation Table. Using this methodology, we determined that our median employee’s fiscal year 2021 total compensation was $81,955. Based on this information, we estimate that, for 2021, our CEO’s annual total compensation was approximately 30 times that of the median employee’s total compensation.

Although the calculation of the ratio should be considered an estimate, we believe the ratio is a reasonable estimate calculated in a manner consistent with SEC rules (Item 402(u) of Regulation S-K). We caution stockholders and other readers against comparing our ratio to those of other companies. The SEC has stated that it did not believe a purpose of the pay ratio rule was to facilitate comparisons among companies and, in adopting the rule, the SEC stated its belief that comparability of the ratio across registrants has significant limits due to the variety of factors that could influence the ratio.

The discussion below describes our methodology for how we determined our median employee for 2021.

2022 Proxy Statement 46

Determining Our Median Employee

To identify the median employee, we used our global population of regular and temporary employees, as of December 31, 2021, in accordance with applicable SEC rules. In compliance with the “de minimis” exemption of Item 402(u) of Regulation S-K, we excluded all employees outside the United States, comprising 75 employees in six non-US countries (or approximately 2% of our total workforce of 3,546 on December 31, 2021). Employees in the following countries were excluded:

Country	Headcount
Great Britain	53
Sweden	11
Spain	6
Canada	2
Netherlands	2
Denmark	1

We did not annualize or otherwise adjust compensation for temporary employees and did not make any full-time adjustments for anyone. Additionally, we made no cost-of-living adjustments in our calculations. We collected 2021 W-2 data from our payroll system for all U.S. employees, whether employed on a full-time, part-time, or temporary basis and used this data as our consistently applied compensation measure.

We determined the 10 median employees based on the W-2 data that we collected. From that group, we removed anyone who was no longer currently employed by the Company and selected as our median employee a reasonably representative colleague who had relatively consistent total compensation history.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information, as of December 31, 2021, about the securities authorized for issuance under the Company’s equity compensation plans, categorized according to whether the equity plan was previously approved by stockholders.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Shares Remaining Available for Future Issuance(3)
Equity Compensation Plans Approved by Security Holders	40,542,864	23.50	9,286,447
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	40,542,864	23.50	9,286,447

(1)

These amounts include the number of securities to be issued upon exercise, conversion or settlement of 4,658,961 outstanding Options, 6,028,149 outstanding Class C Units, 27,493,190 outstanding LLC Common Units, 1,543,277 outstanding RLUs and 4,349,373 outstanding RSUs. The 6,028,049 outstanding Class C Units could be exchanged for 2,517,331 shares Class A common stock on December 31,2021 based on an exchange value of $40.35, the closing price of a share of Class A common stock on December 31, 2021.

(2)

The weighted average exercise price includes outstanding LLC Common Units, RSUs and RLUs, which do not have an associated exercise price. Calculated without regard to the shares that will be issued in connection with the settlement of RSUs and RLUs or the conversion of LLC Common Units, the weighted-average exercise price is $23.50.

(3)

Represents the number of securities remaining available under the Ryan Specialty Group Holdings, Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”) as of December 31, 2021. Beginning January 1, 2022, and on each January 1 thereafter through and including January 2031, the total number of shares available for issuance under the Omnibus Plan shall automatically increase by an amount equal to the lesser of (i) 2% of the outstanding shares of Class A and Class B Common Stock on the last day of the immediately preceding year or (ii) an amount determined by the Board.

2022 Proxy Statement 47

PROPOSAL NO. 4:

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should conduct the advisory vote on the compensation of our NEOs (say-on-pay vote), as disclosed in accordance with SEC rules. Stockholders may indicate whether they would prefer an advisory vote on the compensation of our NEOs every one, two or three years. Stockholders may also abstain from the vote.

Stockholders may choose among four choices (i.e., to conduct a say-on-pay vote every one, two or three years or abstain). Approval of the frequency of the advisory vote on NEO compensation requires a favorable vote of the majority. However, if no choice receives a majority of the voting power of the shares entitled to vote and present at the meeting or represented by proxy at the Annual Meeting and entitled to vote, then the choice of frequency that receives the highest number of votes will be considered the preference of our stockholders.

Although the stockholders’ vote on this proposal is not binding, the Board will consider the voting results in determining the frequency of future advisory votes. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Board’s Recommendation to Stockholders

The Board believes that the Company’s compensation practices are sound and embody an appropriate long-term perspective. An annual vote allows our stockholders to provide timely feedback regarding the Company’s compensation policies and practices and enables the Compensation and Governance Committee to evaluate any change in stockholder views as it conducts its annual compensation review. Therefore, the Board recommends that this vote occur every one year and that you should vote “ONE YEAR.”

Vote Required

Stockholders may choose among four choices (i.e., to conduct a say-on-pay vote every one, two or three years or abstain). Approval of the frequency of the advisory (non-binding) vote on NEO compensation requires a favorable vote of the majority of voting power of shares present or represented by proxy at the virtual Annual Meeting and entitled to vote. However, if no choice receives a majority of the vote cast, then the choice of frequency that receives the highest number of votes will be considered the preference of our stockholders Abstentions and broker non-votes will have no effect on the vote for Proposal 4.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy Card or, if no direction is given, then for the Company to conduct future advisory votes on executive compensation every “ONE YEAR”.

The Board recommends a non-binding advisory vote to conduct future non-binding advisory votes on executive compensation every “ONE YEAR.”

2022 Proxy Statement 48

PROPOSAL NO. 5:

ADVISORY (NON-BINDING) VOTE TO RETAIN THE SUPERMAJORITY VOTING STANDARDS SET FORTH IN OUR CHARTER AND BYLAWS

Background of the Proposal

Our Certificate and Bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a stockholder vote regarding any matter not inconsistent with the General Corporation Law of the State of Delaware (the “DGCL”) and our Certificate. For as long as the Ryan Parties beneficially own, in the aggregate, at least 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our Bylaws by our stockholders will require the affirmative vote of a majority in voting power of the then outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. As set forth in more detail herein below, at any time when the Ryan Parties beneficially own, in the aggregate, less than 40% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our Bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our Certificate provides that at any time when the Ryan Parties beneficially own, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our Certificate may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2⁄3% (as opposed to a majority threshold that would apply if the Ryan Parties beneficially own, in the aggregate, 40% or more) in voting power of all of the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2⁄3% supermajority vote for stockholders to amend our Bylaws;

•	the amendment provision requiring that the above provision be amended only with a 66 2⁄3% supermajority vote;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding entering into business combinations with interested stockholders; and

•	the provision regarding the exclusive forum for the resolution of specific stockholder disputes.

In addition, our Certificate provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when the Ryan Parties beneficially own, in the aggregate, less than 40% of the outstanding shares of our common stock, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2⁄3% in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

2022 Proxy Statement 49

Finally, Article VIII of our Certificate provides that, to the fullest extent permitted by law, the Ryan Parties, Onex and their respective directors, partners, principals, officers, members, managers, family members, trustees, beneficiaries or employees shall have no fiduciary duty (i) to refrain from engaging in the same or similar business activities as the Company or (ii) to refrain from competing with the Company and will not be liable to the Company or its stockholders for any breach of any fiduciary duty solely by reason of an such activity. It further provides that the affirmative vote of 80% in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon is needed to amend such Article VIII.

At the time of our IPO, the Board believed that the supermajority voting standards under our Certificate and Bylaws were an important aspect of the Company’s governance structure to safeguard the long-term interests of the Company and its stockholders once the Ryan Parties no longer hold at least 40% in voting power of the stock of the Company entitled to vote generally in the election of directors. At the same time, the Board recognized that some investors may view the supermajority voting standards as a means by which the status quo management could block initiatives supported by stockholders. Accordingly, at the Annual Meeting, the Company is asking our stockholders to vote, on an advisory basis, whether to retain the supermajority voting standards.

If this proposal is approved by a majority of the voting power of the stock of the Company entitled to vote on the proposal at the Annual Meeting, the Company will retain the supermajority voting standards. Conversely, if a majority of the voting power of the stock of the Company entitled to vote on the proposal at the Annual Meeting votes against the proposal, the vote against the proposal would not by itself remove the supermajority voting standards. Instead, rejection of the proposal would only advise the Board that a majority of our stockholders voting at the Annual Meeting desire to eliminate the supermajority voting standards. Consistent with its fiduciary duties, if stockholders vote against this proposal, the Board will reevaluate its position with respect to the retention of the supermajority voting standards. This reevaluation would include considering the percentage of stockholders voting against this proposal. An affirmative vote of not less than a majority of the then outstanding shares of the Company entitled to vote at a duly held meeting is required to amend the Certificate to remove the supermajority voting standards (or 66 2⁄3% if the Ryan Parties own, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors). If stockholders representing less than a majority of the outstanding voting power of the stock of the Company reject this proposal, the Board likely will not take additional steps to reconsider removal of the supermajority voting standards.

If a majority of the voting power of the stock of the Company entitled to vote on the proposal vote against this proposal and the Board determines that the elimination of the supermajority voting standards are in the best interests of the Company and its stockholders, the Board will include a proposal in the proxy statement for the 2023 annual meeting of stockholders to amend our Certificate and Bylaws to eliminate the supermajority voting standards. An amendment to the Certificate and Bylaws must first be approved by the Board and then approved by the affirmative vote of not less than a majority of the outstanding voting power of the stock of the Company entitled to vote at a duly held meeting (or 66 2⁄3% if the Ryan Parties own, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors). If such amendment were approved, the Certificate and Bylaws would be amended immediately thereafter to remove the supermajority voting standards.

Board’s Recommendation to Stockholders

The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and will advance the Board’s and management’s goal of maximizing long-term stockholder value. As part of that review, the Board considered whether retention of the supermajority voting standards continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining the supermajority voting standards, and determined that retaining the supermajority voting standards continues to be in the best interests of the Company and our stockholders following the IPO for the following reasons:

•

the supermajority voting standards under our Certificate and Bylaws are appropriately limited and necessary with application only to extraordinary transactions and fundamental changes to corporate governance;

•	Delaware law permits supermajority voting requirements and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all stockholders;

•

the Board believes that the supermajority vote requirements protect stockholders, particularly minority stockholders, against the potentially self-interested actions of short-term investors and, without these provisions, it would be possible for a group of short-

2022 Proxy Statement 50

term stockholders to approve an extraordinary transaction that is not in the best interests of the Company and opposed by nearly half of the Company’s stockholders;

•

these provisions mitigate the risks presented by a group of short-term stockholders, who may (i) only own their shares as of a voting record date or may have hedged their economic exposure and (ii) act in their own self-interests to the detriment of other stockholders;

•

these supermajority voting requirements encourage potential acquirers to deal directly with the Board, which in turn enhances the Board’s ability to consider the long-term interests of all stockholders; and

•

these supermajority voting requirements protect the ability of the Board to evaluate proposed offers, to consider alternatives, and to protect stockholders against abusive tactics during a takeover process.

Vote Required

The affirmative vote of the majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the advisory (non-binding) vote to retain the supermajority voting standards set forth in our Charter and Bylaws. Votes to “Abstain” are treated as cast “Against” Proposal 5. Broker non-votes will have no effect on the vote for this proposal.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy card or, if no direction is given, then FOR the advisory (non-binding) vote to retain the supermajority voting standards set forth in our Charter and Bylaws.

The Board recommends a vote, on a non-binding advisory basis, “FOR” the retention of the supermajority voting standards in our Certificate and Bylaws.

2022 Proxy Statement 51

PROPOSAL NO. 6:

ADVISORY (NON-BINDING) VOTE TO RETAIN THE CLASSIFIED STRUCTURE OF OUR BOARD

Background of the Proposal

In accordance with our Certificate, and as permitted under the DGCL, our Board is divided into three classes. Our current classified Board structure has been in place since our IPO. At each annual meeting of stockholders, commencing with this 2022 Annual Meeting, each director is elected to serve a term of three years, with each director’s term expiring at the third succeeding annual meeting of stockholders held after the director’s election. The directors designated as Class I have terms expiring at the 2022 Annual Meeting; the directors designated as Class II have terms expiring at the 2023 annual meeting of stockholders; and the directors designated as Class III have terms expiring at the 2024 annual meeting of stockholders. See “Proposal No. 1 Election of Directors” for additional information about the Directors serving in the various Board classes.

At the time of our IPO, the Board believed that a classified Board structure was an important aspect of the Company’s governance structure in order to promote continuity and stability and was in the best interests of the Company and its stockholders. The Board also believed that the classified Board structure would protect the Company against unfair or abusive takeover practices following the IPO and, given the nature of the Company (as discussed in more detail below), protect the long-term value of the Company. At the same time, the Board recognized that some investors may view classified boards as having the effect of reducing the accountability of directors to stockholders because classified boards limit the ability of stockholders to elect all directors on an annual basis. Accordingly, at this virtual Annual Meeting, the Company is asking our stockholders to vote, on an advisory basis, whether to retain the classified Board structure.

If this proposal is approved by the majority of the voting power of the stock of the Company entitled to vote and present at the meeting or represented by proxy at the Annual Meeting the Company will retain a classified Board. However, if a majority of the voting power of the stock of the Company entitled to vote and present at the meeting or represented by proxy on the proposal at the Annual Meeting vote against the proposal, this vote against the proposal would not by itself declassify or begin the process of declassification of the Board. Instead, rejection of the proposal would only advise the Board that a majority of the voting power of the stock of the Company entitled to vote on the proposal at the Annual Meeting desire to end the classified Board structure. Consistent with its fiduciary duties, if stockholders vote against this proposal, the Board will reevaluate its position with respect to our classified Board structure. This reevaluation would include considering the percentage of voting power that voted against this proposal. An affirmative vote of not less than a majority of the then outstanding voting power of the stock of the Company entitled to vote at a duly held meeting is required to amend our Certificate to declassify the Board (or 66 2⁄3% if the Ryan Parties own, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors). If stockholders representing less than a majority of the outstanding voting power of the stock of the Company reject this proposal, the Board likely will not take additional steps to declassify the Board.

If a majority of the voting power of the stock of the Company entitled to vote on the proposal vote against this proposal and the Board determines that the declassification of the Board is in the best interests of the Company and its stockholders, the Board will include a proposal in the proxy statement for the 2023 annual meeting of stockholders to amend the Certificate to declassify the Board. An amendment to the Certificate must first be approved by the Board and then approved by the affirmative vote of not less than majority of the outstanding voting power of the stock of the Company entitled to vote at a duly held meeting (or 66 2⁄3% if the Ryan Parties own, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors).

The amendment to the Certificate would provide for the phased-in elimination of the classified structure of the Board over a three-year period commencing with the 2024 annual meeting of stockholders. To comply with the DGCL, the amendment of the Certificate would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment (including directors elected at the 2022 Annual Meeting). This would result in the Board being fully declassified (and all directors

2022 Proxy Statement 52

standing for annual elections) commencing with the 2026 annual meeting of stockholders. Starting at the 2024 annual meeting of stockholders, directors would be elected to one-year terms, and until their successors are duly elected and qualified. Therefore, beginning with the 2026 annual meeting of stockholders, the entire Board would stand for election.

Additionally, under the DGCL, unless otherwise provided in a company’s certificate of incorporation, directors serving on a classified board may only be removed by stockholders for cause, while directors serving on a non-classified board may be removed by stockholders with or without cause. As a result, approval of an amendment to declassify the Board would also result in an amendment to the Certificate to give our stockholders the ability to remove a director from the Board with or without cause from and after the 2026 annual meeting of stockholders (at which point the Board would be fully declassified).

Board’s Recommendation to Stockholders

The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and will advance the Board’s and management’s goal of maximizing long-term stockholder value. As part of that review, the Board considered whether the Board’s current structure continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining a classified Board structure and determined that the classified Board structure continues to be in the best interests of the Company and our stockholders following the IPO for the following reasons:

Long-Term Strategic Thinking and Consistency with Investment Horizons. We believe that the Company’s current Board structure allows its directors to develop a deeper familiarity of the Company’s business following the IPO and encourages long-term, strategic thinking, which enhances long-term stockholder value. Such a long-term strategic approach is critical for the Company. Additionally, we have a strong balance sheet with a significant amount of cash that we intend to use for mergers and acquisitions and other investments over the next several years that we believe will create long-term stockholder value. The Board believed this at the time of our IPO and continues to believe this today. Thus, we believe that three-year terms on a staggered basis are appropriate and consistent with an investment horizon for a company such as ours, and that our stockholders are best served by director terms that reflect the long-term nature of our business.

Continuity and Stability from Institutional Knowledge. We believe that three-year terms promote continuity and foster an appropriate institutional memory among directors and a deep knowledge of the business and competitive environment. The Board believed this at the time of our IPO and continues to believe this today. Thus, we believe that experienced directors who are knowledgeable about the Company’s fast-paced and complex business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and our stockholders. Staggered terms give the Company’s new directors an opportunity to gain knowledge about the Company’s business from its continuing directors. If all directors were elected annually, the Board could be composed entirely of directors who were unfamiliar with the Company and its business strategies. This could jeopardize our long-term strategies and growth plans.

Accountability to Stockholders. Under the DGCL, all of our directors are required to uphold their fiduciary duties to our stockholders, regardless of how often they stand for election. Under our classified Board structure, a majority of directors will stand for election during any two-year period. The Board has implemented broad measures to ensure accountability of our directors, including the adoption of our Code of Conduct. In addition, the Board requires an annual self-assessment of the performance of the Board and its committees, which is led by the Compensation and Governance committee. This committee also considers the performance of each current director when determining whether to recommend the nomination of such director for an additional term. Additionally, any director, or the entire Board, may be removed from office if there is “cause” for removal, subject to the terms of the Certificate. As a result, the Board believed this at the time of our IPO and continues to believe this today, that Ryan Specialty benefits from the stability and continuity of a classified Board structure, while retaining meaningful director accountability.

Protecting Stockholder Value in the Event of an Unsolicited Acquisition Offer. The Company’s current Board structure reduces its vulnerability to potentially unfair and abusive takeover tactics and encourages potential acquirers to negotiate with the Board. We believe that the classified Board structure may improve the relative bargaining power of the Company on behalf of its stockholders by providing leverage to negotiate for higher value bids or pursue third party suitors who may be able to offer a higher value. A classified board structure does not preclude unsolicited acquisition proposals. However, the Board believed this at the time of our

2022 Proxy Statement 53

IPO and continues to believe this today, that by eliminating the threat of imminent removal, it allows the Board to maximize the value of a potential acquisition by giving the Company time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal and to consider alternatives, including the continued operation of the Company’s business.

Vote Required

The affirmative vote of a majority of the voting power of the shares present or represented by proxy at the virtual Annual Meeting and entitled to vote is required for the approval of the advisory (non-binding) vote to retain the classified structure of the Board. Votes to “Abstain” are treated as cast “Against” Proposal 6. Broker non-votes will have no effect on the vote for this proposal.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the Proxy Card or, if no direction is given, then FOR the advisory (non-binding) vote to retain the classified structure of our board.

The Board recommends a vote, on a non-binding advisory basis, “FOR” the retention of the classified structure of our Board.

2022 Proxy Statement 54

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our Class A common stock and Class B common stock as of April 11, 2022 for:

•	each person or group known to us who beneficially owns more than 5% of our Class A common stock or Class B common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our directors and executive officers as a group.

The number of shares of Class A common stock and Class B common stock beneficially owned and the percentages of beneficial ownership set forth below are based on 110,275,625 shares of Class A common stock issued and outstanding and 148,872,773 shares of Class B common stock issued and outstanding on April 11, 2022. These numbers exclude 148,872,773 shares of Class A common stock issuable in exchange for the same number of LLC Common Units and for the cancellation on a one-to-one ratio of the related shares of our Class B common stock. If all outstanding LLC Common Units were exchanged and all outstanding shares of Class B common stock were canceled as of April 11, 2022, we would have 259,148,398 shares of Class A common stock outstanding.

2022 Proxy Statement 55

Unless otherwise noted below, the address for each beneficial owner listed on the table is Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4600, Chicago, Illinois 60601. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all Class A common stock and Class B common stock that they beneficially own, subject to applicable community property laws.

Name of Beneficial Owner	Shares of Class A Common Stock	% of Class A Common Stock Outstanding	Shares of Class B Common Stock	% of Class B Common Stock Outstanding	% of Combined Voting Power(1)
5% Stockholders:
Patrick G. Ryan(2)	13,669,153	12%	112,048,184	75%	71%
Onex(3)	12,455,712	11%	—	*	*
Kayne Anderson Rudnick Inv. Mgmt. LLC (4)	10,800,113	7%	—	*	*
Named Executive Officers, Directors and Director Nominees:
Patrick G. Ryan(2)	13,669,153	12%	112,048,184	75%	71%
Henry S. Bienen(5)	55,250	*	—	*	*
David P. Bolger(6)	128,248	*	—	*	*
Michelle L. Collins	3,000	*	—	*	*
Nicholas D. Cortezi(7)	—	*	6,133,271	4%	4%
William J. Devers(7)	805,181	*	—	*	*
D. Cameron Findlay(9)	92,763	*	—	*	*
Robert Le Blanc(10)	—	*	—	*	*
Andrew J. McKenna	124,361	*	—	*	*
Michael D. O’Halleran(11)	775,222	*	—	*	*
John W. Rogers, Jr.(12)	94,214	*	—	*	*
Timothy W. Turner	—	*	5,198,792	3%	3%
Jeremiah R. Bickham	—	*	278,434	*	*
Mark S. Katz	7,500	*	62,772	*	*
Michael T. VanAcker	—	*	293,220	*	*
Diane M. Aigotti	—	*	—	*	*
All executive officers, directors and director nominees as a group (17 individuals)	15,758,552	14%	124,954,829	84%

*	Denotes less than 1%

(1)

Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 10 votes per share. Each share of Class B common stock then outstanding will be entitled to one vote per share (i) 12 months following the death or disability of Patrick G. Ryan or (ii) the first trading day on or after such date that the outstanding shares of Class B common stock represent less than 10% of the then-outstanding Class A and Class B common stock, which, in each instance, may be extended to 18 months upon affirmative approval of a majority of the independent directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or the Certificate.

(2)

Amounts are derived from the Form 13-G filed on February 11, 2022. Includes 11,540,324 shares of Class A common stock and 91,353,821 shares of Class B common stock beneficially owned by Mr. Ryan and his wife and 2,128,829 shares of Class A common stock and 20,694,363 shares of Class B common stock beneficially owned and attributed to Mr. Ryan and his wife pursuant to trusts for the benefit of family members.

(3)

Amounts are derived from the Form 13-D filed on July 22, 2021. Onex Corporation, a corporation whose subordinated voting shares are traded on the Toronto Stock Exchange, and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own the shares of Class A common stock held directly by Onex RSG Holdings LP and Onex RSG LP, through Onex Corporation’s ownership of all of the equity of Onex Private Equity Holdings LLC, which owns all of the equity of Onex RSG GP Inc., the general partner of Onex RSG Holdings LP and Onex RSG LP. Mr. Gerald W. Schwartz, the Chairman and Chief Executive Officer of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation, and as such may be deemed to beneficially own all of the shares of Class A common stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership. The address for Onex Corporation and Mr. Schwartz is 161 Bay Street, Toronto, ON M5J 2S1 Canada.

2022 Proxy Statement 56

(4)

The number of shares owned set forth above in the table is as of or about December 31, 2021, as reported by Kayne Anderson Rudnick Investment Management LLC (“Kayne Anderson”) in its amended Schedule 13G filed with the Securities and Exchange Commission. The address for Kayne Anderson is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067. Kayne Anderson reports sole voting with respect 3,274,266 of the shares of Class A common stock reported, sole dispositive power with respect 3,753,608 of the shares of Class A common stock reported and shared voting and dispositive power with respect to all of the shares of Class A common stock reported. The amended Schedule 13G further provides that the shares noted as beneficially owned by Kayne Anderson include: (i) 10,800,113 shares beneficially owned by Virtus Investment Advisers, Inc., One Financial Plaza, Hartford, Connecticut 06103, for which such person has shared voting and dispositive power, and (ii) 10,175,150 shares beneficially owned by Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund, 101 Munson Street, Greenfield, Massachusetts 01301, for which such person has shared voting and dispositive power.

(5)	4,361 shares of Class A common stock are held by Mr. Bienen individually. The remaining shares of Class A common stock are held in trusts beneficially owned and attributed to Mr. Bienen and his wife.

(6)

4,361 shares are Restricted Stock Units that were fully vested upon grant for which the director has elected to defer settlement until his separation from service on the Board. The remaining shares of Class A common stock are held in a trust beneficially owned and attributed to Mr. Bolger.

(7)	Shares of Class B common stock held in trusts beneficially owned and attributed to Mr. Cortezi.

(8)

4,361 shares are Restricted Stock Units that were fully vested upon grant for which the director has elected to defer settlement until his separation from service on the Board. The remaining shares of Class A common stock are held by Mr. Devers individually or either in a partnership or in a trust for the benefit of Mr. Devers’ family which is attributed to Mr. Devers by virtue of an advisory relationship.

(9)	Shares of Class A common stock held by Mr. Findlay individually and by Mr. Findlay and his wife jointly.

(10)

Does not include shares of Class A common stock held by Onex. Mr. LeBlanc is a director of the Company and serves as President of Onex Corporation. Mr. Le Blanc does not have voting or investment control with respect to the shares of Class A common stock held by Onex.

(11)

4,361 shares are Restricted Stock Units that were fully vested upon grant for which the director has elected to defer settlement until his separation from service on the Board. The remaining shares of Class A common stock are held by Mr. O’Halleran individually and in trust beneficially owned and attributed to Mr. O’Halleran.

(12)

4,361 shares are Restricted Stock Units that were fully vested upon grant for which the director has elected to defer settlement until his separation from service on the Board. The remaining shares of Class A common stock are held by Mr. Rogers individually.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, as amended, requires our directors, executive officers, and persons who own more than ten percent (10%) of our outstanding shares of common stock to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of such reports and written representations from reporting persons, we believe that during 2021, our directors, officers and 10% beneficial owners timely complied with all applicable filing requirements.

2022 Proxy Statement 57

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy for Approval of Related Party Transactions

We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving or ratifying related party transactions. In the course of its review and approval of related party transactions, our Audit Committee considers the relevant facts and circumstances and determines whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of a director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third-party or to employees generally.

The Audit Committee may only approve or ratify those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

In addition, under our Code of Conduct our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

2021 Related Party Transactions

We describe below transactions and series of similar transactions that occurred during our prior fiscal year or that were ongoing during the year or that are currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, immediate family members or our directors or executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Executive Compensation.”

Services Agreement with Ryan Specialty Group Risk Innovators

On June 28, 2018, RSG LLC entered into a services agreement with Ryan Specialty Group Risk Innovators, LLC (“RSGRI”), an entity wholly owned directly or indirectly by two trusts in which Mr. Ryan and his wife are trustees and beneficiaries. Reimbursable expenses due from RSGRI, inclusive of direct costs, for administrative services performed by RSG LLC and the related markup on the administrative services, were $0 as of December 31, 2021.

2022 Proxy Statement 58

Ryan Re and Geneva Re

Ryan Re Joint Venture

RSG LLC is the Managing Member of Ryan Re Underwriting Manager, LLC (“Ryan Re”). When Ryan Re commenced operations in 2019, RSG LLC owned 47% of its common equity and Geneva Ryan Holdings, LLC (“GRH”) owned the remaining 53% of its common equity. GRH is an investment holding company that aggregates investment funds of Mr. Ryan and members of his family and other affiliated investors. On March 31, 2021, RSG LLC acquired the remaining 53% common equity interest held by GRH and its owners for approximately $48.4 million, which was a price based on a valuation of Ryan Re performed by a nationally recognized independent valuation firm. Mr. Ryan and his wife continue to hold preferred equity in Ryan Re with unreturned capital of $3.3 million as of December 31, 2021, which accrues a preferred return at the rate of 10% annually. No payment has been made on account of the preferred equity since its inception. The acquisition was on arm’s-length terms and was approved by an independent special committee of the board of managers of RSG LLC.

Geneva Re Joint Venture

Ryan Investment Holdings, LLC (“RIH”) is an investment holding company that aggregates the funds of RSG LLC and GRH. RSG LLC holds a 47% interest in RIH. GRH holds a 53% interest in RIH. RIH has a 50% non-controlling interest in Geneva Re Partners, LLC (“GRP”). GRP wholly owns Geneva Re, Ltd, a Bermuda-regulated reinsurance company (“Geneva Re”).

Geneva Re is a wholly owned subsidiary of GRP. GRP was formed in 2019 as a joint venture between Nationwide Mutual Insurance Company (“Nationwide”) and RIH, with each retaining a 50% ownership interest in GRP. RSG has contributed $47.0 million to Geneva Re and has fully satisfied its capital commitments.

RIH has committed to contribute additional capital to GRP over the next five years. Patrick G. Ryan, through a trust of which he is the beneficiary and co-trustee, has committed to personally fund any such additional capital contributions. In exchange for any such capital contributions, Mr. Ryan will receive promissory notes from RIH that will not affect the relative ownership of RIH’s common equity.

In accordance with the Master Transaction Agreement (“MTA”), Geneva Re is obligated to reimburse RSG LLC for any transaction expenses incurred by RSG LLC in connection with the formation of Geneva Re. RSG LLC had $0 due from Geneva Re under the MTA as of December 31, 2021. On January 1, 2021, the Company entered into a service agreement with Geneva Re to provide both administrative services to, as well disburse payments for costs directly incurred by, Geneva Re. These direct costs include compensation expenses incurred by employees of Geneva Re. The Company had $0.5 million due from Geneva Re under this agreement as of December 31, 2021.

Ryan Re Services Agreement with Geneva Re

On June 13, 2019, Ryan Re entered into a services agreement with Geneva Re to provide, among other services, certain underwriting and administrative services to Geneva Re. Revenue earned from Geneva Re, net of applicable constraints, was $1.7 million as of December 31, 2021. Receivables due from Geneva Re on the service agreement, net of applicable constraints, was $4.2 million as of December 31, 2021.

2022 Proxy Statement 59

Company Charter of Corporate Jets

In the ordinary course of its business, the Company charters executive jets for business purposes from a third-party service provider, Executive Jet Management (“EJM”). Mr. Ryan indirectly owns aircraft that he leases for remuneration to EJM and which EJM then charters to third parties. The Company pays market rates for chartering aircraft through EJM, unless the particular aircraft chartered is one which Mr. Ryan indirectly owns, in which case the Company receives a discount from market rates. Historically, the Company often has been able to charter Mr. Ryan’s aircraft through EJM thereby benefitting from this discount as well as having confidence in the maintenance record of the aircraft and skill of the crew. The Company recognized an expense related to business usage of the aircraft of $0.7 million for the year ended December 31, 2021.

Loan Arrangements with Timothy W. Turner

RSG LLC entered into certain promissory notes with Timothy W. Turner, our President, in September 2015, January 2016, September 2016, January 2017, May 2017, and September 2017 in the aggregate amount of $7.0 million, of which a certain amount is forgivable each year if he remains employed by RSG LLC. The aggregate principal amount of the notes outstanding was $4.3 million as of December 31, 2020, which notes accrue interest at 2.61%, 2.54%, 1.88%, 2.71%, 2.71%, and 1.88%, respectively, compounding annually. In 2020, 2019, and 2018, we forgave $0.8 million, $0.7 million, and $0.6 million of the loans, respectively. In June 2021, Mr. Turner repaid the outstanding balance of $4.1 million under the existing promissory notes.

Personal Guarantee by Patrick G. Ryan

In April 2021, Mr. Ryan personally guaranteed up to $10 million of the financial obligations of RSG LLC under an agency agreement with certain insurance companies that are affiliated with National Indemnity Company. The Company did not pay Mr. Ryan any consideration for this guarantee. Mr. Ryan’s guarantee may be replaced by the Company with a letter of credit at any time, subject to the prior approval of the insurance companies. It is expected that Mr. Ryan will not personally guarantee any additional financial obligations of the Company or any of its subsidiaries.

Consulting Arrangement with a Director

We have contracted with Michael O’Halleran, a director, to provide consulting services. Mr. O’Halleran received total cash compensation of $200,000 for consulting work performed during the year ended December 31, 2021. Mr. O’Halleran’s compensation under the consulting agreement is based on external market practice of similar positions for consultants or employees who are not members of the Board of Directors. Mr. O’Halleran was also eligible for equity awards on the same general terms and conditions as applicable to other non-employee members of the Board but does not receive any cash fees for his service on the Board.

Employment of an Immediate Family Member of a Director

Michael O’Halleran’s son is an employee of the Company. He has been an employee of the Company since August 11, 2014. His 2021 total compensation was approximately $0.3 million, including a base salary of $0.2 million and production bonuses of approximately $0.1 million. He also received benefits generally available to all employees. His compensation was determined in accordance with our standard employment and compensation practices applicable to employees with similar responsibilities and positions.

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Organizational Transactions

In connection with our IPO we effected certain organizational transactions, which we refer to collectively with the IPO as the “Organizational Transactions.” In connection with the Organizational Transactions, we entered into certain agreements with the existing RSG LLC unitholders (“LLC Unitholders”). The table below sets forth the consideration in LLC Common Units and Class B common stock received by our directors, officers and 5% equityholders in the Organizational Transactions:

Name	Shares of Class B Common Stock and LLC Units Issued in the Organizational Transactions
Patrick G. Ryan	106,004,466
Onex	—
Henry S. Bienen	—
David P. Bolger	—
Michelle L. Collins	—
Nicholas D. Cortezi	6,133,271
William J. Devers	—
D. Cameron Findlay	—
Robert Le Blanc	—
Andrew J. McKenna	—
Michael D. O’Halleran	—
John W. Rogers, Jr.	—
Diane M. Aigotti	—
Timothy W. Turner	5,198,792
Jeremiah R. Bickham	278,434
Brendan M. Mulshine	802,869
Michael T. VanAcker	293,220
Mark S. Katz	62,772
Lisa J. Paschal	137,287

Amended and Restated Operating Agreement

In connection with the IPO, we amended and restated RSG LLC’s existing operating agreement, which we refer to as the “LLC Operating Agreement.” The operations of RSG LLC and the rights and obligations of the LLC Unitholders are set forth in the LLC Operating Agreement. See “Organizational Structure — Amended and Restated Operating Agreement of Holdings LLC.”

Registration Rights Agreement

In connection with the IPO, we entered into the Registration Rights Agreement with the Ryan Parties and Onex. The Ryan Parties are entitled to request that we register their shares of capital stock on a long-form or short-form registration statement on any number of occasions in the future, which registrations may be “shelf registrations.” The Ryan Parties and Onex are entitled to participate in certain of our registered offerings, subject to the restrictions in the Registration Rights Agreement. We will pay expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (1) shares of our Class A common stock (including shares issuable to the Ryan Parties upon exchange of their LLC Common Units) held by the Ryan Parties and Onex and their affiliates, and (2) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the Class A common stock described in clause (1) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities

2022 Proxy Statement 61

when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act of 1933 (the “Securities Act”) or repurchased by us or our subsidiaries. In addition, with the consent of the Company and holders of a majority of Registrable Securities, certain Registrable Securities will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

As of December 31, 2021, the holders of approximately 24,664,235 shares of outstanding Class A common stock and 106,004,466 shares of Class A common stock that will be issued upon the conversion of an equal number of outstanding LLC Common Units, or their transferees, have the right to require us to register the offer and sale of their shares.

Tax Receivable Agreement

We entered into a Tax Receivable Agreement with the LLC Unitholders, certain former unitholders of RSG LLC and Onex that will provide for the payment from time to time by us to the LLC Unitholders, certain former unitholders of RSG LLC and Onex, collectively, of 85% of the amount of tax benefits, if any, that we actually realize or, under certain circumstances, are deemed to realize as a result of (i) certain increases in the tax basis of assets of RSG LLC and its subsidiaries resulting from purchases of LLC Common Units with the proceeds of the IPO or exchanges of LLC Common Units in the future, (ii) certain tax attributes of RSG LLC and subsidiaries of RSG LLC that existed prior to the IPO or to which we succeeded as a result of a series of transactions that resulted in Onex exchanging all of the equity interests in an entity for 20,680,420 shares of Class A common stock and a right to participate in the Tax Receivable Agreement, (iii) certain favorable “remedial” partnership tax allocations to which we become entitled, and (iv) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to payments that we make under the Tax Receivable Agreement. These payment obligations are obligations of Ryan Specialty Group Holdings, Inc. and not of RSG LLC.

Additionally, with respect to the holders of LLC Common Units who sold their LLC Common Units in connection with the IPO or had their LLC Common Units exchanged for shares of Class A common stock on a one-for-one basis in the Organizational Transactions, such holders received a one-time lump sum payment in an aggregate amount of $72.9 million, comprised of (i) $36.5 million of consideration for certain tax attributes arising as a result of the sale of any of their vested interest and (ii) $36.4 million of certain additional consideration related to the exchange of their LLC Common Units for Class A common stock (in amounts intended to approximate what the holders would have received had their exchange with us been taxable and provided us with additional tax attributes, although these exchanges will not relate to actual tax benefits obtained or to be obtained by us).

Purchases of Ownership Interests from Existing Holders

Prior to the IPO, an entity through which Onex held its common unit interest in RSG LLC (the “Common Blocker Entity”), engaged in a series of transactions that resulted in Onex exchanging all of the equity interests in the Common Blocker Entity for 20,680,420 shares of Class A common stock and a right to participate in the Tax Receivable Agreement (the “Common Blocker Mergers”).

After the IPO, we used approximately $343.5 million of the net proceeds from the IPO to acquire the equity of the entity through which Onex held its ownership of preferred units in RSG LLC. 260,000,000 preferred units in RSG LLC were converted to LLC Common Units based on an equivalent value through a series of transactions immediately after such acquisition.

In addition, we used approximately $795.7 million of the net proceeds from the IPO to acquire 35,641,682 outstanding LLC Common Units from certain existing holders of LLC Common Units. We also used the net proceeds to (i) purchase an additional 3,415,097 newly issued LLC Common Units in RSG LLC and (ii) repurchase and retire an additional 5,122,645 shares of Class A common stock held by Onex after the underwriters of the IPO elected to exercise their overallotment option.

Substantially concurrent with the IPO, RSG LLC repurchased 74,990,000 preferred units held by the Ryan Parties with cash on hand for approximately $78.3 million.

2022 Proxy Statement 62

The table below sets forth the consideration in cash and Class A common stock received by our directors, officers and 5% equityholders in the Organizational Transactions and as a result of the underwriters exercising their overallotment option:

Directors & 5% Stockholders	Cash	Shares of Class A Common Stock
Patrick G. Ryan	468,102,696	12,208,523
Onex	183,616,606	12,455,712
Henry S. Bienen	360,434	50,889
David P. Bolger	1,119,180	123,887
Michelle L. Collins	—	—
Nicholas D. Cortezi	—	—
William J. Devers	5,891,726	780,820
D. Cameron Findlay	545,525	76,402
Robert Le Blanc	—	—
Andrew J. McKenna	—	—
Michael D. O’Halleran	4,015,544	571,861
John W. Rogers, Jr.	543,268	79,853
Diane M. Aigotti	30,374,122	—
Timothy W. Turner	24,582,459	—
Jeremiah R. Bickham	899,541	—
Brendan M. Mulshine	3,198,056	74,592
Michael T. VanAcker	929,926	—
Mark S. Katz	—	—
Lisa J. Paschal	440,696	—

Director Nomination Agreement

In connection with the IPO, we entered into a Director Nomination Agreement with the Ryan Parties and Onex. The Director Nomination Agreement provides the Ryan Parties the right to designate (in each instance, rounded up to the nearest whole number if necessary): (i) all of the nominees (with the exception of the nominee of Onex, if applicable) for election to our Board for so long as the Ryan Parties control, in the aggregate, 50% or more of the total number of shares of our common stock beneficially owned by the Ryan Parties upon completion of the IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in our capitalization (the “Original Amount”); (ii) 50% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 40%, but less than 50% of the Original Amount; (iii) 40% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 30%, but less than 40% of the Original Amount; (iv) 30% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 20%, but less than 30% of the Original Amount; and (v) 20% of the nominees for election to our Board for so long as the Ryan Parties control, in the aggregate, more than 10%, but less than 20% of the Original Amount. Upon the death or disability of Patrick G. Ryan, or at such time that he is longer on the Board or actively involved in the operations of the Company, the Ryan Parties will no longer hold the nomination rights specified in (i) through (v); however, the Ryan Parties will have the right to designate one nominee for so long as the Ryan Parties control, in the aggregate, 10% or more of the Original Amount. In addition, for so long as the Ryan Parties hold the nomination rights specified in (i) through (v), the Ryan Parties have the right to nominate the chairman of the Board. Onex has the right to designate one nominee for election to our Board for so long as Onex controls more than 50% or more of the total number of shares of our common stock beneficially owned by Onex upon completion of the IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in our capitalization. In any case, the Ryan Parties’ and Onex’s nominees must comply with applicable law and stock exchange rules. In addition, the Ryan Parties and Onex shall be entitled to designate the replacement for any of its Board designees whose Board service terminates prior to the end of the director’s term, regardless of the Ryan Parties’ and Onex’s beneficial ownership at that time. The Ryan Parties shall also have the right to have their designees participate on committees of our Board proportionate to

2022 Proxy Statement 63

their stock ownership, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of the Ryan Parties. This agreement will terminate at such time as the Ryan Parties and Onex control, in the aggregate, less than 5% of the Original Amount.

Indemnification of Officers and Directors

Upon completion of IPO, we entered into indemnification agreements with each of our officers, directors and director nominees. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Additionally, we may enter into (i) indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in the DGCL and (ii) standard policies of insurance that provide coverage to (a) our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) us with respect to indemnification payments that we may make to such directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing agreements, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the Proxy Card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The Proxy Card contains discretionary authority for them to do so.

Incorporation by Reference

The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Proposals of Stockholders and Communications with our Board

Pursuant to applicable requirements of the Exchange Act, proposals of stockholders intended to be presented at the 2023 annual meeting of stockholders must be received by us no later than [December 27, 2022], in order to be considered for inclusion in our proxy statement and form of proxy/voting instruction related to that meeting. Such proposals will need to be in writing and comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

In addition, the Company’s Bylaws require that for a stockholder proposal or a nomination for director to be properly presented at the 2023 annual meeting of stockholders, other than in compliance with SEC regulations, that the stockholder proposal or director nomination must comply with the requirements set forth in the Bylaws, and the Company must receive written notice of the matter no earlier than February 7, 2023 and no later than March 9, 2023. Each such written notice must contain the information set forth in the Bylaws.

Any stockholder proposals or nominations should be sent to our Corporate Secretary at Ryan Specialty Group Holdings, Inc., Two Prudential Plaza, 180 N Stetson Avenue, Suite 4600, Chicago, IL 60601.

Stockholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by sending regular mail to: Ryan Specialty Group Holdings, Inc., Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4600, Chicago, Illinois 60601, Attention: General Counsel. The General Counsel will forward the communication to the relative directors or the Board as a whole, provided that we generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company. Each communication should specify to which director or directors the communication is addressed, as well as the general topic of the communication. We will receive the communications and process them before forwarding them to the addressee. We may also refer communications to other departments within the Company.

Availability of SEC Filings

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on, and may be obtained through, our investor relations website, ir.ryansg.com, or may be requested in print, at no cost, by email at ir@ryansg.com or by mail at Ryan Specialty Group Holdings, Inc., Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4600, Chicago, Illinois 60601, Attention: Investor Relations.

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Where to Find Additional Information

These documents will be provided upon request as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. We are an electronic filer, and the SEC maintains an Internet site that contains the reports and other information, so such information may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Please note that our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement.

Cost of Proxy Solicitation

Ryan Specialty is paying the expenses of this solicitation. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Ryan Specialty will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Ryan Specialty may solicit proxies in person or by telephone, facsimile, email or other similar means.

2022 Proxy Statement 66

Ryan Specialty Group is a service provider

of specialty products and solutions for

insurance brokers, agents and carriers,

providing distribution, underwriting,

product development, administration and risk

management services by acting as a wholesale

broker and a managing underwriter.

Prudential Plaza

180 N. Stetson Ave., Suite 4600

Chicago, IL 60601

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET Go To: www.proxypush.com/RYAN • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Ryan Specialty Group Holdings, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 11, 2022

TIME:	Tuesday, June 7, 2022 12:00 PM, Eastern Time

PLACE:	Annual Meeting to be held live via the internet - please visit
www.proxydocs.com/RYAN for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Patrick G. Ryan, Timothy W. Turner and Mark S. Katz (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Ryan Specialty Group Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Ryan Specialty Group Holdings, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3, 5 AND 6

THE BOARD RECOMMENDS THAT THE FREQUENCY OF AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY ONE YEAR.

BOARD OF
DIRECTORS
PROPOSAL	YOUR VOTE				RECOMMENDS
1. Election of Directors
	FOR	WITHHOLD
1.01 Henry S. Bienen	☐	☐			FOR

1.02 William J. Devers	☐	☐			FOR

1.03 Michael D. O’Halleran	☐	☐			FOR

1.04 Timothy W. Turner	☐	☐			FOR

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm (“Deloitte”) for the fiscal year ending December 31, 2022;	☐	☐	☐		FOR

	FOR	AGAINST	ABSTAIN
3. To approve, by non-binding vote, the compensation of our named executive officers;	☐	☐	☐		FOR

	1YR	2YR	3YR	ABSTAIN
4. To approve, by non-binding vote, the frequency of holding a stockholder vote on the compensation of our named executive officers every one, two or three years;	☐	☐	☐	☐	ONE YEAR

	FOR	AGAINST	ABSTAIN
5. To approve, by advisory vote, to retain the supermajority voting standards set forth in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws;	☐	☐	☐		FOR

	FOR	AGAINST	ABSTAIN
6. To approve, by advisory vote, to retain the classified structure of the Company’s Board of Directors; and	☐	☐	☐		FOR

7. To conduct any other business that may properly come before the meeting.

You must register to attend the meeting online and/or participate at www.proxydocs.com/RYAN

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date

Ryan Specialty Group Holdings, Inc. Important Notice Regarding the Availability of Proxy Materials

P.O. BOX 8016, CARY, NC 27512-9903	Stockholders Meeting to be held on June 7, 2022

For Stockholders of record as of April 11, 2022

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. This is not a ballot. You cannot use this notice to vote your shares. We encourage you to access and review all of the important information contained in the proxy materials before voting.

To view the proxy materials, and to obtain directions to attend the meeting, go to: www.proxydocs.com/RYAN

To vote your proxy while visiting this site, you will need the 12 digit control number in the box below.

Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the internet.

For a convenient way to view proxy materials and VOTE go to
www.proxydocs.com/RYAN
Have the 12 digit control number located in the shaded box above available when you access the website and follow the instructions.

If you want to receive a paper or e-mail copy of the proxy material, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year’s meeting, you must make this request on or before May 27, 2022.

To order paper materials, use one of the following methods.

INTERNET www.investorelections.com/RYAN	TELEPHONE (866) 648-8133	* E-MAIL paper@investorelections.com

When requesting via the Internet or telephone you will need the 12 digit control number located in the shaded box above.

* If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located above) in the subject line. No other requests, instructions OR other inquiries should be included with your e-mail requesting material.

Ryan Specialty Group Holdings, Inc.

Meeting Type: Annual Meeting of Stockholders
Date:	Tuesday, June 7, 2022
Time:	12:00 PM, Eastern Time
Place:	Annual Meeting to be held live via the internet - please visit
www.proxydocs.com/RYAN for more details

You must register to attend the meeting online and/or participate at www.proxydocs.com/RYAN
SEE REVERSE FOR FULL AGENDA

Ryan Specialty Group Holdings, Inc.

Annual Meeting of Stockholders

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3, 5 AND 6

THE BOARD RECOMMENDS THAT THE FREQUENCY OF AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY ONE YEAR.

PROPOSAL

1.	Election of Directors

1.01 Henry S. Bienen

1.02 William J. Devers

1.03 Michael D. O’Halleran

1.04 Timothy W. Turner

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm (“Deloitte”) for the fiscal year ending December 31, 2022;

3.	To approve, by non-binding vote, the compensation of our named executive officers;

4.	To approve, by non-binding vote, the frequency of holding a stockholder vote on the compensation of our named executive officers every one, two or three years;

5.	To approve, by advisory vote, to retain the supermajority voting standards set forth in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws;

6.	To approve, by advisory vote, to retain the classified structure of the Company’s Board of Directors; and

7.	To conduct any other business that may properly come before the meeting.